As filed with the Securities and Exchange Commission on November 16,
2000.                                   Registration No. 333-30838

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                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                  ---------------------------------


                            FORM SB-2/A-2
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     Exhaust Technologies, Inc.
           (Name of small business issuer in its charter)

Washington                    336300                   91-1970433
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(State or Other          (Primary Standard        (IRS Employer
Jurisdiction of          Industrial               Identification
organization)            Classification Code)     Number)

EXHAUST TECHNOLOGIES, INC.         Conrad C. Lysiak, Esq.
230 North Division                 601 West First Avenue, Suite 503
Spokane, Washington 99202          Spokane, Washington 99201
(509) 838-4401                     (509) 624-1475
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(Address and telephone of          (Name, address and telephone
registrant's executive office)     number of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration
Statement.

     If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                   CALCULATION OF REGISTRATION FEE
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Securities                    Offering  Aggregate
to be          Amount to be   Price     Offering       Registration
registered     Registered     Per Share Price          Fee (1)

Units each
consisting of:   550,000      $ 5.10    $ 2,805,000    $   740.52

One share of
common stock     550,000
and one
redeemable
warrant          550,000

Shares of
common stock
issuable upon
exercise of
redeemable
warrants         550,000      $ 9.00    $ 4,950,000    $ 1,306.80

Loyalty Shares   550,000

Additional
redeemable
warrants       1,000,000      $ 0.10    $    100,000   $    26.40

Shares of
common stock
issuable upon
exercise of
additional
redeemable
warrants       1,000,000      $ 9.00    $  9,000,000   $ 2,376.00

Underwriter
Warrants to
Purchase
Unit              55,000      $ 0.0001  $          6   $     0.01

Units each
consisting of:

One share of
common stock      55,000      $ 8.415   $    462,825   $   122.19
and one
redeemable
underwriter
warrant           55,000

Shares of
common stock
issuable upon
exercise of
redeemable
underwriter
warrants          55,000      $14.85    $    816,750   $   215.62

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TOTAL REGISTRATION FEE                  $ 18,134,575   $ 4,787.54
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[1] Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                      EXHAUST TECHNOLOGIES, INC.
                             550,000 Units
                Consisting of one Share of Common Stock
                    and One Redeemable Warrant, and
               1,000,000 Additional Redeemable Warrants
             One Unit/Warrant Minimum - $2,905,000 Maximum

     Each unit consists of one share of common stock and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one share of common stock at a price of $7.00 provided the same is exercised from the closing of this offering to one year thereafter and at a price of $9.00 if the redeemable warrant is exercised from one year after the closing date to two years thereafter. If the redeemable warrants are not exercised during the times set forth above, they will expire and cannot be exercised thereafter. In addition to the foregoing, each subscriber who is still the owner of the shares included in the Unit one year after the closing date, will receive from us, without any additional charge, one share of common stock for each share that he still owns. The additional shares are referred to as Loyalty Shares.

     Further, we are selling 1,000,000 redeemable additional warrants for $0.10 per warrant. Each additional redeemable warrant is exercisable under the same terms as set forth above.

      Unless Castle Securities Corp., our underwriter sells one unit and/or one redeemable warrant within 90 days, unless extended by our board of directors and underwriter for an additional 90 days from the effective date of this offering, Castle Securities will not receive any commissions or expense allowances.

     Prior to this offering, there has been no public market for the units, common stock or redeemable warrants.

     Investing in the units and redeemable warrants involves certain risks. See "Risk Factors" starting at page 6.

      All payment for the securities is to be made by check or money order payable to "HSBC Bank as escrow agent for Exhaust Technologies, Inc. public offering."

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                    Price to       Underwriting        Proceeds
                    Public         Commission          to Us
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Per Unit            $      5.10    $    0.51           $      4.59
Per Warrant         $      0.10    $    0.01           $      0.09
Total               $ 2,905,000    $ 290,500           $ 2,614,500

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The offering price of the units and redeemable warrants as well as the exercise prices of the redeemable warrants have been arbitrarily determined by the underwriter and us.

     Our underwriter is Castle Securities Corp., 45 Church Street, Suite 25, Freeport, New York 11520. Its telephone number is (516) 868-2000. It will be using its best efforts to sell our securities. It has no obligation to purchase any of our securities and it is not guarantying it will be able to sell any of our securities.

     We and Castle Securities have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected orders will be returned immediately by the
escrow agent to you, without interest or deductions.  Orders   for
securities will be accepted or rejected within 48 hours after Castle Securities receives them.

                        CASTLE SECURITIES CORP.
                      45 Church Street, Suite 25
                       Freeport, New York 11520
                          Tel: (516) 868-2000

               The date of this prospectus is ______________.

                     EXHAUST TECHNOLOGIES, INC.
                          TABLE OF CONTENTS

                                                       Page No.

SUMMARY OF PROSPECTUS    .    .    .    .    .    .    .   7

RISK FACTORS   .    .    .    .    .    .    .    .    .   8

USE OF PROCEEDS     .    .    .    .    .    .    .    .  15

DETERMINATION OF OFFERING PRICE    .    .    .    .    .  16

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES     .    .  16

PLAN OF DISTRIBUTION; UNDERWRITING;
  TERMS OF THE OFFERING  .    .    .    .    .    .    .  18

BUSINESS  .    .    .    .    .    .    .    .    .    .  23

MANAGEMENT'S DISCUSSION AND
  ANALYSIS OR PLAN OF OPERATION    .    .    .    .    .  27

MANAGEMENT     .    .    .    .    .    .    .    .    .  31

EXECUTIVE COMPENSATION   .    .    .    .    .    .    .  33

PRINCIPAL SHAREHOLDERS   .    .    .    .    .    .    .  36

DESCRIPTION OF SECURITIES     .    .    .    .    .    .  38

CERTAIN TRANSACTIONS     .    .    .    .    .    .    .  40

LITIGATION     .    .    .    .    .    .    .    .    .  42

EXPERTS   .    .    .    .    .    .    .    .    .    .  42

LEGAL MATTERS  .    .    .    .    .    .    .    .    .  42

FINANCIAL STATEMENTS     .    .    .    .    .    .    .  42

_____________________________________________________________________

                        SUMMARY OF PROSPECTUS
_____________________________________________________________________

     This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the securities we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus, particularly the Risk Factors section, review our financial statements and review all other information that is incorporated by reference in this prospectus.

Summary Information about Our Company

     We incorporated in the State of Washington on July 21, 1998 and we have not generated any significant revenues from operations.

     In July 1998, we issued 4,500,000 shares of common stock to our officers and our President's son for a licensing agreement and services. In 1999, we sold 192,750 shares of our common stock to 41 people for $38,548 before deducting offering costs of $12,256. Upon effectiveness of this registration statement our President, Robert Sterling will return 1,692,750 shares to us the Company for cancellation as a predetermined condition for Castle Securities entering into an underwriting agreement with us to sell our securities.

     Our office is located at 230 North Division Street, Spokane,
Washington 99202. Our telephone number is (509) 838-4401.

The Offering

     Following is a brief summary of this offering.

Securities being offered .    .        Up to 550,000 units and up to
                                   1,000,000 additional redeemable
                                   warrants.
Offering price per unit  .    .    $ 5.10
Offering price per additional
 redeemable warrant .    .    .    $ 0.10
Offering period     .    .    .    The units consisting of common stock
                                   and redeemable warrants and
                                   additional redeemable warrants are
                                   being offered  for a period not to
                                   exceed 90 days, unless extended by
                                   our board of directors and
                                   underwriter for an additional 90
                                   days.
Net proceeds to us  .    .    .    Approximately $2,469,250, after
                                   deducting $435,750 in expenses
                                   associated with this offering
                                   including the underwriting
                                   commission. See "Use of Proceeds."
                                   This assumes all units and warrants
                                   are sold.

Use of proceeds     .    .    .    We will use the proceeds to pay for
                                   production of inventory and for
                                   working capital.
Number of shares outstanding
 before the offering     .    .    4,692,750
Number of Shares Outstanding
 after the Offering .    .    .    3,550,000. Includes the effect of
                                   the 1,692,750 shares which will be
                                   given back to us by the President
                                   and Chief Executive Officer upon
                                   effectiveness of this registration
                                   statement.  This does not include
                                   the exercise of any redeemable
                                   warrants or the issuance of Loyalty
                                   Shares
Loyalty shares .    .    .    .    Each share unsold and still held by
                                   purchaser one year from the offering
                                   will entitle the holder to receive
                                   one additional share of common
                                   stock.

_____________________________________________________________________

                            RISK FACTORS
_____________________________________________________________________

     Please carefully consider the following risk factors before deciding to invest in the units and additional warrants.

1. We have a limited operating history and our auditors have expressed concern that we may not be able to stay in business.

     We are recently formed and have a limited operating history. We cannot assure you that we will be successful in our plans. Therefore our independent certified public accountants have modified their report to include a paragraph wherein they expressed substantial doubt about our ability to continue in business as a going concern. We face all of the risks and uncertainties encountered by a new business. Because we have no operating history we cannot reliably forecast our future operations.

2. We have an accumulated deficit, a stockholder deficit and working capital deficit.

         As of July 31, 2000, we have an accumulated deficit of $371,310; a stockholder deficit of $259,175; and, a working capital deficit of $466,336.

3.   We have no market research.

     We have not conducted or engaged other entities to conduct market research for our products. Accordingly, there is no assurance that market demand exists for our products.

4.   No independent valuation or fairness opinion obtained.

     We have not obtained an independent valuation of the price of the units or warrants or obtained an opinion of the fairness of the price of the units and warrants.

5.   Year 2000.

     We were aware of the issues associated with the programming code in computer systems as the millennium (year 2000) approached. The "Year 2000" problem was pervasive and complex as virtually every computer operation was affected in some way by the rollover of the two digit year value to 00. The issue was whether computer systems would be able to properly recognize date sensitive information when the year changed to 2000. Systems that did not properly recognize such information could generate erroneous data or cause a system to fail. Since we did not acquire additional hardware or software technology in support of our services at present, the year 2000 problem did not have a significant impact on our operations. However, it may have a significant impact on key suppliers and customers with whom we may do business in the future. Even though this prospectus is being, filed after January 1, 2000, year 2000 compliance issues could continue into the future as software manufactured prior to January 1, 2000 is sold into the marketplace.

6.   We do not have key personnel insurance.

         We do not maintain any life insurance on the lives of any of our officers and directors. If one or all of our officers or directors die of otherwise become incapacitated, our operations could be interrupted or terminated. In the event that our underwriter successfully completes the sale of any securities and we receive $1,000,000, we will be obligated, pursuant to the underwriting agreement, to acquire insurance on the life of our President, Robert Sterling, his son, Matthew Sterling, and Robert Teed in the amount of $500,000 on each of their lives. However, should any or all of them be deemed to be uninsurable, we may not be able to obtain the required insurance.

7.   Liability insurance coverage.

     Although we carry $2,000,000 in product liability insurance, such insurance may not be sufficient to cover any potential liability. If that happens and we are held liable, we could be sued for a large sum of money in excess of our liability coverage. If we cannot pay the judgment and become insolvent, or do not have the funds to defend a lawsuit, we could be forced to stop doing business.

8.   Uninsured risks.

     We may not maintain insurance against all losses we suffer or liabilities we incur because of our operations. This could be because insurance is unavailable, we do not have the financial resources to acquire the insurance, or because we have elected not to purchase insurance.

9.   We need to successfully complete this offering.

     We need to raise additional capital. If this offering is unsuccessful, we may have to discontinue our operations.

10.  We need additional key personnel.

     We have no full time employees. Our success will depend in part, upon our ability to attract and retain qualified employees. There is no assurance we will be able to obtain or retain qualified employees. If we are unable to engage and retain the necessary personnel, our business would be materially and adversely affected.

11. We maintain broad discretion with respect to the use of the offering proceeds.

     We maintain broad discretion with respect to the use of proceeds from this offering. As such the board of directors may amend the use of the proceeds without your approval. Moreover, approximately 75% of the net proceeds from this offering or $1,851,000, if all the securities being offering are sold, is allocated for working capital, the expenditure of which will be at the discretion of the Board of Directors.

12.  Reliance upon our directors and officers.

     We are wholly dependent upon the personal efforts and abilities of our officers who will exercise control over our day-to-day affairs and upon our directors, most of whom are engaged in other activities. Our officers will devote a substantial time but not less than 80% of their time to our day-to-day operation. As such, while we will solicit business through our officers, there can be no assurance as to the volume of business, if any, which we may succeed in obtaining. Further we can't be sure that our proposed operations will be profitable.

13. A conflict of interest exists between us and our president, Robert Sterling and his son Matthew Sterling and his son Matthew
     Sterling.

         Our President, Robert Sterling and his son Matthew Sterling own the patents and trademarks for the Turbolators and PHTEMs. They granted licenses to us. Pursuant to the licensing agreement between Messrs. Sterling and Sterling, and us, if we do not sell a minimum number of Turbolators and PHTEMs, Messrs Sterling and Sterling can terminate the licensing agreement. Therefore, in the future, it may be to Messrs Sterling and Sterling's advantage to terminate the agreement which would conflict with their duties. In the event we sue to defend the patent and trademark rights, it could confer a benefit upon Messrs. Sterling and Sterling.

14.  Issuance of additional shares.

     As of October 18, 2000, approximately 95,307,250 shares of common stock or 95.31% of our 100,000,000 authorized shares remain unissued. Mr. Sterling, our president, has agreed to return 1,692,750 of his shares to us for cancellation upon this registration statement being declared effective by the SEC. We have the power to issue more shares without shareholder approval. Although we presently have no commitments, contracts or intentions to issue any additional shares to other persons, we may in the future attempt to issue more shares to acquire products, equipment or properties, or for other corporate purposes.

15.  Non-arms' length transactions.

     The number of shares issued to some of our present shareholders for property and services was arbitrarily determined by us and should not be considered the product of arm's length transactions.

16. Indemnification of officers and directors for securities liabilities.

     Our articles of incorporation provide that we may indemnify any director, officer, agent and/or employee for liabilities as are specified in the Washington Business Corporation Act. Further, we may purchase and maintain insurance on behalf of any of them whether or not we have the power to indemnify such person against the liability insured against. This could result in substantial expenditures by us and prevent us from recovering from our officers, directors, agents and employees for losses incurred by us as a result of their actions. Further, we have been advised that in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

17.  Competition.

     We have competitors and potential competitors, many of whom have considerably greater financial and other resources than we do. Further, if our products are successful, others will enter the market which may draw our customers away from us or preclude us from obtaining any customers.

18.      Our licenses may not give us adequate protection.

     We have licenses to sell our products. The licenses were granted to us by Messrs Sterling and Sterling, who own the patents and trademarks to the PHTEM and Turbolator. There is no assurance, however, that third parties will not infringe on our licenses or their patents and trademarks. In order to protect our license rights and their patents and trademarks, we and/or Messrs Sterling and Sterling may have to file lawsuits and obtain injunctions. If we do that, we will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if we do obtain the injunctions, there is no assurance that those infringing on our licenses or Messrs Sterling and Sterling's patents and trademarks will comply with the injunctions. Further, we and/or Messrs Sterling and Sterling may not have adequate funds available to prosecute actions to protect or to defend the licenses, patents and trademarks, in which case those infringing on the licenses, patents and trademarks could continue to do so in the future.

19.  The licensed trademarks may not give us adequate protection.

     Messrs Sterling and Sterling have obtained one registered trademark and have applied for another. There is no assurance, however, that third parties may not infringe on the licensed trademarks. In order to protect their licensed trademark rights, we and/or Messrs Sterling and Sterling may have to file lawsuits and obtain injunctions. If that occurs, we and Messrs Sterling and Sterling will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if injunctions are obtained, there is no assurance that those infringing on the licensed trademarks will comply with the injunctions. Further, we and Messrs Sterling and Sterling may not have adequate funds available to prosecute actions to protect or to defend the trademarks, in which case those infringing on their licensed trademarks could continue to do so in the future.

20.  Cumulative voting, preemptive rights and control.

     There are no preemptive rights in connection with any of the common stock . Cumulative voting in the election of directors is not provided for. Accordingly, even if all of the units are sold, the holders of a majority of the common stock will be able to elect all of the directors. In fact, our president, by virtue of the amount of common stock that would be owned by him after the offering , will be able to elect all of the directors.

21.  We do not anticipate paying dividends.

     We do not anticipate paying dividends on the shares in the foreseeable future. Future dividends will depend on our earnings and our financial requirements. If you believe you will have a need for immediate income from your investment in the units, shares or redeemable warrants, you should not purchase our securities.

22. You will incur immediate and substantial dilution of your investment.

     Our existing stockholders acquired their shares at a cost substantially less than that which you will pay for the units you purchase in this offering. Accordingly, any investment you make in our units will result in the immediate and substantial dilution of the net tangible book value of the shares you received.

23.  No public trading market for the units, shares or warrants.

     There is no trading in our units, common stock or redeemable warrants. We cannot guaranty you that a trading market in our securities, active or otherwise , will develop in the future, even if this offering is successfully completed. Even if a trading market is developed, we cannot guaranty that it will be sustained for any period of time.

24.   One unit and/or one warrant must be sold.

      One unit and/or one warrant must be sold in our offering. The money you pay for the units and warrants will be deposited in an escrow account and held until up to one hundred eighty days have passed from the effective date of our offering. The one hundred eighty days could be further extended by an additional five business days to allow the clearance of funds deposited into the escrow account and the closing of the offering. Your money will then be delivered to us.

25.  There are additional sales practices imposed on brokers.

     The units, common stock and redeemable warrants are covered by
Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. Because of the imposition of the foregoing additional sales practices and/or price of our securities, it is possible that lending institutions will not accept our securities as collateral for loans.

26.  No firm commitment to purchase the units or redeemable Warrants.

     Our underwriter is offering the units and redeemable warrants on a best-efforts basis, no minimum, $2,905,000 maximum basis. Funds received from the purchase of the securities will be deposited in an escrow account maintained at HSBC Bank, 140 Broadway, New York, New York, and will be delivered to us within one hundred eighty days after the effective date. The one hundred eighty days could be further extended by an additional five business days to allow the clearance of funds deposited into the escrow account and the closing of the offering. No money will be refunded to you after your money has been received by the underwriter unless your order has been canceled in whole or in part.

27.  We have to maintain a current registration statement.

     In order for the redeemable warrants to be exercised, we must maintain a current registration statement on file with the SEC. If a current registration statement is not on file, the redeemable warrants cannot be exercised. Further, the redeemable warrants may only be exercised in states where we have a current effective state registration statement filed. If you move from your current state of residence, you may not be able to exercise your redeemable warrants in the future and accordingly, they will be of no value to you.

28.  Our warrants are callable.

     Our warrants are callable upon thirty (30) days written notice to you. As such, if you do not exercise your warrants during the thirty day call period, they terminate and have no value. You may not exercise your warrants after the expiration of thirty day call period.

29.  Our underwriter may have to cease operations.

     Our underwriter is subject to a pending civil action by the SEC. An adverse decision in the action could cause the underwriter to cease all operations. In the event that occurs, the underwriter would have to terminate its sale of our securities.


30.  Further dilution of your investment.

     Further dilution is likely if we issue additional shares at a lower price than the current offering price and either no trading market exists for our stock or the trading is at a price lower than this offering price.


31.  Impact of potential future sales of our common stock.

     A total of 4,692,750 shares of common stock are issued and outstanding. Robert Sterling, our president, will return 1,692,750 shares to the Company for cancellation upon this registration statement being declared effective by the SEC. Castle Securities believes that our shareholders will likely sell a portion of their stock. If they do sell their stock into the market, the sales may cause the market price of the common stock to drop, should a market for the common stock ever develop.

32.  Lock-up.

     Pursuant to our agreement with the underwriter, our officers, directors and Matthew Sterling have agreed not to sell, transfer or convey by registration or otherwise, without the prior consent of the underwriter, any of our securities owned by them, directly or indirectly, for a period of two years from the effective date of this offering. However, Robert Sterling, our president and Matthew Sterling his son, may resell up to a maximum of 200,000 shares in aggregate provided the bid price for the common stock is at least $10.00 after one year from the effective date. Further, all sales of such stock must be made through our underwriter, should a market exist therefore.

33.  Escrow of our president's shares.

         Robert Sterling, our president, has agreed to escrow 550,000 shares of his common stock with our attorney, Conrad C. Lysiak, In the event that we do not achieve sales of $19,250,000 and pre-tax income in excess of $4,125,000 by January 31, 2004, the 550,000 shares will be delivered by Mr. Lysiak to us and canceled. If the foregoing thresholds are achieved by us, the 550,000 shares will be delivered by Mr. Lysiak to Mr. Sterling. The $4,125,000 shall be computed based on pretax income as determined in accordance with generally accepted accounting standards before any effect created by the stock held in escrow. The 550,000 shares as well as the dollar amount of sales and pretax income will be prorated downward if less than $2,805,000 is raised in the offering.

___________________________________________________________________

                            USE OF PROCEEDS
___________________________________________________________________

         This offering is being made on a "best efforts basis." The net proceeds, after deducting $435,750 for estimated expenses associated with this offering, will be $2,469,250 assuming all the units and redeemable warrants are sold. We will use the proceeds as follows:

                          Net Proceeds to Us

               25%       50%            75%            100%

Inventory      $ 154,000 $   308,000    $   462,938    $   617,000
Working Capital$ 463,312 $   926,625    $ 1,389,000    $ 1,852,250
               --------- -----------    -----------    -----------
               $ 617,312 $ 1,234,625    $ 1,851,938    $ 2,469,250
               ========= ===========    ===========    ===========

     We expect the cash flow from operations, together with the net proceeds of this offering to meet our cash requirements for at least twelve months.

     We intend to invest the proceeds of this offering in insured certificates of deposits with national banks until such time as the proceeds are needed for inventory or working capital.

     We expect to use the amounts allocated to inventory to pay for Turbolators and PHTEMs. We expect to use the proceeds allocated to working capital to pay salaries, rents, administrative expenses and advertising costs.

     While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgement of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

__________________________________________________________________

                    DETERMINATION OF OFFERING PRICE
__________________________________________________________________

     The price of the units and the exercise price of the redeemable warrants we are offering was arbitrarily determined by us and the underwriter in order for us to raise up to a total of $2,905,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were

     *    our lack of operating history
     *    the proceeds to be raised by the offering
     *    the recommendations and demands of the underwriter
     * the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
     * our relative cash requirements. See "Plan of Distribution; Terms of the Offering."

__________________________________________________________________

            DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES
__________________________________________________________________

         Assuming the maximum number of units and warrants are sold, investors in our offering will collectively own 550,000 shares of our common stock, or approximately 15.5% of the outstanding shares, for which they will have paid $2,750,000 or $5.00 per share and redeemable warrants to purchase 1,000,000 shares, for which they will have paid $0.10 per warrant (assuming that $0.10 attributed to each warrant included in the Units offered hereby and no exercise of the Underwriter, stock purchase warrant option) . As a group, our existing shareholders after this offering will own 3,000,000 shares of our common stock (and after giving effect to the 1,692,750 shares which Robert Sterling, President will return when this document becomes effective), or 84.5% of the outstanding shares. Our pro forma net tangible book value applicable to common stock (defined as our tangible assets less the amount of our liabilities) on July 31, 2000 was $(333,067), or $(0.07) per share immediately prior to this offering. After giving effect only to the sale of the 550,000 shares (which are part of the units) offered hereby and the application of the proceeds therefrom and after deducting the underwriter commission and associated estimated offering expenses associated with the entire offering, our net tangible book value would be approximately $2,136,000, or $0.60 per share. This represents an immediate increase in the net tangible book value of $0.67 per share to existing shareholders and an immediate dilution of approximately $4.40 per share to new shareholders, assuming no value given to redeemable warrants which are part of the unit or the additional redeemable warrants.

         The following table illustrates this per-share dilution:

Assumed initial public offering price per share
 of which the value of $0.10 attributable to the
 redeemable warrant is not included.                   $  5.00
Pro forma net tangible book value per share before
 this offering                                         $ (0.07)
Increase per share attributable to new shareholders    $  0.67
Pro forma net tangible book value per share after
 this offering                                         $  0.60
                                                       -------
     Dilution Per Share to New Investors               $  4.40
                                                       =======

     The following table sets forth as of July 31, 2000, the number of shares of common stock purchased or to be purchased from us, the total effective cash consideration to be paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares sold by us in the offering at an assumed initial offering price of $5.10 per unit and $0.10 per additional redeemable stock purchase warrant.

                         Shares Purchased              Total Consideration
                                                                      Average
                                                                      Price
                         Number     Percent   Amount        Percent   Per
                                                                      Share

Existing stockholders    3,000,000  15.49%   $    72,135      2.51%   $ 0.10
New investors              550,000  84.51%   $ 2,805,000     97.49%   $ 5.10
                         --------- ------    -----------    ------
Total                    3,550,000 100.00%   $ 2,877,135    100.0%
                         ========= ======    ===========    =====

Does not include: (i) 550,000 shares of common stock issuable upon the exercise of the redeemable warrants included in each unit; (ii) 1,000,000 shares of common stock underlying the redeemable warrants;
(iii) 100,000 shares of Common Stock included in the units issuable upon exercise of the underwriter's warrant; (iv) 100,000 shares of common stock underlying the redeemable warrants included in the units subject to the underwriter's warrant; and, (v) issuance of up to 550,000 Loyalty Shares. Assumes the return of 1,692,750 shares of common stock to us for cancellation by Robert Sterling upon this offering being declared effective by the SEC.

___________________________________________________________________

   PLAN OF DISTRIBUTION; UNDERWRITING; AND, TERMS OF THE OFFERING
___________________________________________________________________

     We have hired Castle Securities Corp. as our underwriter to sell our units and redeemable warrants on an agency basis. Castle is a broker/dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. There is no minimum number of units or redeemable warrants that Castle is committed to sell.

     Castle Securities has agreed to act as our agent in selling the units and redeemable warrants. They have no obligation to buy our securities and may not be able to sell any of the units or redeemable warrants. We have no legal recourse against Castle Securities for their inability to sell our securities. Each subscriber who is still the owner of the share included in the Unit one year after the closing date, will receive from us, without payment of any additional money, one Loyalty Share of common stock for each share of common stock he still owns. Castle Securities will not be entitled to any Loyalty Shares and will not receive any compensation, direct or indirect, for the issuance of the Loyalty Shares.

     We have agreed to pay Castle Securities the following for their services:

     1.   A commission 10% of all money raised in this offering.

     2. A non-accountable expense allowance of $0.153 for each unit sold.

     3. A non-accountable expense allowance of $0.003 for each warrant sold.

     4. One underwriter warrant for each 10 units sold at a purchase price of $0.0001 per warrant.

     5. 1% of the gross proceeds of the offering for future consulting services.

     Unless Castle sells one unit and/or one redeemable warrant within ninety days, unless extended by our board of directors and underwriter for an additional 90 days, from the effective date of this offering, it will not receive any commissions or expense allowances.

     Each underwriter warrant allows Castle Securities to purchase one unit at a purchase price of $8.415. The exercise period of the underwriter warrants will be from 12 months to 60 months after this offering is declared effective by the SEC. The underwriter warrants are being registered in this offering. Should Castle exercise its underwriter warrants, it will receive one share of common stock and one redeemable warrant. The redeemable warrants will be the same as the redeemable warrants being sold to you in this offering, except that the exercise price will be $11.55 for the period beginning on the closing date of the offering until one year thereafter and $14.85 for the period beginning one year after the closing date until two years
after the  closing  date     when the redeemable warrants expires.

     In the event the registration statement becomes stale, we have agreed to register the underwriter warrants and/or securities underlying the underwriter warrants on one additional occasion if we receive a written request by holders of 40% of the underwriter warrants and/or underlying securities. Our obligation to register the underwriter's securities commences 12 months after this offering is declared effective by the SEC and terminates five years after the effective date. This is known as a demand registration right.

     We have also agreed to include the underwriter warrants and/or securities underlying the underwriter's warrants in any registration statement we file with the SEC or if we seek an exemption from registration pursuant to Regulation A of the Securities Act of 1933. Our obligation to include Castle Securities' underwriter warrants and/or securities underlying the underwriter warrants in a registration commences twelve months after this offering is declared effective and terminates seven years after the effective date. This is known as a piggy-back registration right.

     Castle may engage other broker/dealers to sell our securities and may pay all or a portion of the foregoing fees to other broker/dealers who sell our securities, but not greater than 10% of the offering price. The amount to be paid to other broker/dealers will be determined by Castle.

     We have already advanced Castle $25,000 to engage them as our underwriter.

Offering Period and Expiration Date

     This offering will commence on the date of this prospectus and continue for a period of 90 days. Castle Securities and our board of directors may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated.

     All payments for securities is to be made by check or money order payable to "HSBC Bank as escrow agent for Exhaust Technologies, Inc. public offering."

     Castle will not sell any units or warrants to accounts over which it exercises discretionary authority. Further, there is no agreement between us and Castle to allow Castle to designate or nominate a member of the board of directors, but Castle has the right to have a designated non-voting advisor appointed and attend board or directors meetings.

Escrow of Offering Price

     The money you pay for the units and warrants will be deposited by 12:00 noon of the business day following receipt and held in an escrow account at HSBC Bank USA, 140 Broadway, New York 10005-1180 until ninety days has lapsed from the effective date of this offering. Thereafter, the net proceeds will be delivered to us. All commissions and fees owed to Castle will be deducted therefrom prior to delivery to us. The ninety day period may be extended by mutual agreement between Castle and us which means that your money could be held in escrow up to 180 days from the effective date of our offering. In addition, the one hundred eighty days could be further extended by an additional five business days to allow the clearance of funds deposited into the escrow account and the closing of the offering.

Financial Consulting Agreement with Castle Securities

         Upon closing we will      enter into a Financial Consulting
Agreement with Castle Securities. The term of the agreement is one year from the effective date and the fee we will pay Castle Securities is 1% of the gross proceeds of the offering. Under the agreement, Castle Securities, if requested by us, will consult with us on matters concerning management, operations and finance.

Right to Reject Orders

     We and Castle have the right to accept or reject orders in whole or in part, for any reason or for no reason. All monies from rejected orders will be returned immediately by Castle Securities to you, without interest or the escrow agent if the money has been deposited in the escrow account to you, without interest or deductions. Orders for securities will be accepted or rejected within 48 hours after we receive them.

Compensation for Exercise of Warrants

     We will also pay Castle a commission of ten percent (10%) of the exercise price of the redeemable warrants which are exercised commencing one year after the effective dated provided:

     1. Castle withdraws as a market maker, should it make a market, during the exercise of warrants for which compensation will be paid pursuant to Regulation M of the Securities Exchange Act of 1934.

     2. The market price for the common stock is greater than the exercise price of the redeemable warrant.

     3.   Castle has solicited the exercise of the redeemable warrant.

     4. The compensation arrangements were disclosed to the warrant holders at the time of the exercise.

Right of First Refusal

     If at least one unit or one redeemable warrant is sold, we have offered Castle the right to sell any other securities we might want to sell to the public for a period beginning on the effective date of this
offering and terminating three years therefrom.   Securities issued as
part of a merger, acquisition, recapitalization, reorganization or stock option plan are not included and sales made by shareholders are not included. If Castle does not want to sell our additional securities, we are free to hire anyone we want to sell them.

      For a period of three (3) years after the Closing Date, we will, as soon as practicable and in any event within 120 days after the close of each fiscal year, deliver: (1) to our security holders and Castle Securities a copy of our annual report containing a balance sheet setting forth our financial condition as of the end of such fiscal year, together with statements of our income and surplus for such fiscal year, all reasonably detailed. The balance sheet and statements of income and surplus will be accompanied by a copy of the accountant's report with respect thereto of independent public accountants, who may be our regular accountants. (2) Castle Securities (a) a copy of all reports which we file with the SEC or with any national securities exchange promptly after they have been forwarded to the SEC or exchange and a copy of all financial statements and other reports which we send to our security holders, and (b) from time to time other information that Castle Securities may reasonably request. In the event we create any subsidiaries the accounts of which are customarily consolidated, the financial statements to be furnished in this paragraph will be our and our subsidiaries consolidated financial statements. In addition, and for a period of three (3) years after the Closing Time, we will furnish unaudited monthly financial statements to Castle Securities on a timely basis. We will make available to our security holders, as soon as practicable, but in no event later than 15 months after the effective date of this offering, an unaudited earnings statement in reasonable detail, covering a period of at least twelve months beginning after the effective date, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act of 1933.

Indemnification

     We and Castle have agreed to indemnify each other against certain liabilities arising under the Securities Act of 1933. We have been informed by the SEC is against public policy and is unenforceable. We and Castle, however, intend to seek to enforce the contractual indemnification provisions if the occasion to do so arises.

The Redeemable Warrants

     We must maintain an effective current registration statement on file with the SEC in order for you to exercise your redeemable warrants. If we do not, you will not be able to exercise your redeemable warrants. Further, we must maintain a current effective registration statement in the state of your residence in order for you to exercise your redeemable warrants. If we do not maintain an effective registration statement, you will not be able to exercise your redeemable warrants. Finally, if you move to a state where we have no state registration statement filed, you will not be able to exercise your redeemable warrants.

Underwriter's Disciplinary History

     Our underwriter, Castle, is appealing a decision of the Market Surveillance Committee of the National Association of Securities Dealers, Inc., which was affirmed by the SEC, to the United States Court of Appeals for the Second Circuit wherein it was found that our
underwriter     in 1991 and 1992     : (1) used manipulative, deceptive
and other fraudulent devices to create actual or apparent active trading in securities and arbitrarily or artificially established and maintained the price of securities; (2) charged excessive mark-ups; and, (3) provided inadequate supervision. It was also determined that Michael T. Studer, the underwriter's president failed to provide adequate supervision regarding the aforementioned activity. Our underwriter and Studer were jointly and severally fined $25,000; Our underwriter and Studer were jointly and severally required to make restitution in the amount of $19,373.56 plus interest to certain customers; Studer was suspended for thirty (30) days in all capacities and required to requalify as a general securities principal within ninety (90) days of the decision. All sanctions are stayed pending the determination of the appeal. An adverse decision in this matter will not have any material impact upon the underwriter's operations.

     There is currently pending against the underwriter, Michael Studer and others in the United States District Court for the Southern
District of New York an action     brought in 1992      by the
Securities and Exchange Commission alleging market manipulation and failure to supervise by the underwriter. The SEC is seeking injunctive relief and disgorgement of gains realized in connection with the initial public offering of U.S. Environmental f/k/a as Windfall Capital. An adverse decision against the underwriter could result in
the underwriter,     for events which occurred in 1989-1990,
ceasing operations and immediate termination of this offering.

Section 15(g) of the Exchange Act

     Our units, common stock and redeemable warrants are subject to
Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you.

__________________________________________________________________

                              BUSINESS
__________________________________________________________________

General

     We are a development stage business formed under the laws of the state of Washington on July 21, 1998, to develop, manufacture and market two automotive devices.

The Devices

     The two automotive devices we intend to develop, manufacture and market are the Turbolator and the Pneumatic Hand Tool Exhaust Muffler. Both devices are available for sale.

The Turbolator

     The Turbolator was invented by Robert Sterling, our President and a member of the Board of Directors, and his son, Matthew R. Sterling in 1990. A patent was issued on October 18, 1994 (No. 5,355,673). During the period that the patent was pending, the Turbolator was marketed and generated gross revenues of $160,364. The revenue was earned prior to our formation and was not recognized as revenue to us. In addition to obtaining a patent for the Turbolator, Robert Sterling obtained a trademark with the United States Trademark office on the name "Turbolator." Messrs. Sterling and Sterling have issued an exclusive license to us to manufacture, develop and market the Turbolator in the United States, provided we generate sales from the Turbolator of $-0-through 2001 and $100,000 per year, thereafter. The term of the license is for 99 years unless cancelled as a result of lack of sales.

     The Turbolator is designed for installation on all vehicles, with the exception of turbo-charged vehicles. It is composed of a spring butterfly valve mounted in a tube housing. The butterfly valve is regulated by a pre-loaded torsion spring. The tube housing or tip housing is installed directly behind the catalytic converter or directly behind the muffler. The Turbolator comes in five sizes which are six inches long with an outside diameter varying from 2 7/8 inches to 4 1/8 inches depending on the exhaust pipe size. Two Turbolators are installed for a vehicle equipped with dual exhausts.

     The purpose of the Turbolator is to regulate exhaust flow from the engine. By regulating exhaust flow, the device creates a more efficient fuel burning engine, thus creating more horsepower and torque without other modifications to the engine.

     The Turbolator operates in conjunction with the exhaust system "OEM" computer controlled electronic port fuel injection and emission control systems already certified with the stock engine. Installation of the Turbolator does not alter the OEM location of the oxygen sensor and the converter. The tune-up specifications for a vehicle remain the same. In lab tests the Turbolator reduced certain emissions and improved fuel mileage.

Pneumatic Hand Tool Exhaust Muffler

     The Pneumatic Hand Tool Exhaust Muffler (the "PHTEM") was invented by Robert E. Sterling, in 1997. Mr. Sterling applied for a patent on
January 13, 1998 and the patent has been     issued.      The PHTEM is
currently being marketed. Limited sales     of 1,560 PHTEMS      have
been made to date. Mr. Sterling has granted us an exclusive 99 year license to manufacture and market the PHTEM, in the United States, provided the Company generates sales of $-0- in 1998, 1999, 2000 and 2001 and $100,000 per year thereafter.

     The PHTEM is a tool with a noise muffling system that can reduce sound levels and remove entrained solid and oil contaminates from the exhaust air before it is discharged into the atmosphere. The PHTEM is used in air powered tools. The PHTEM has a handle with an exhaust passage where the contaminates pass. The PHTEM includes a number of washers positioned longitudinally about the inner tube. The combination of the inner tube and washers are located within the handle exhaust passage. An end cap is provided in closing off the inner tube distal end. During use, exhaust air enters the inner tube, flows out the inner tube airflow openings into the washers, and out the end cap. The handle muffles the sound the tool and retains the contaminates therein.

         Messrs Sterling and Sterling have applied for the registration of the trademark "Aircat," which is included in the licensing agreement, to market a line of air powered tools which they have
designed that uses the PHTEM.      The tools include a patent pending
handle design which has been ergonomically engineered to better position and balance the tool during use. Several tools have been field tested during the past year. The tools incorporating the PHTEM are substantially quieter with essentially no loss of power. The trademark examiner has authorized the publication of the trademark for comments. As of the date hereof the trademark has not been approved and there is no assurance that the trademark will ever be approved.

Testing

     We have conducted independent performance tests of the Turbolator
through an EPA approved California testing facility.     Based upon the
tests, we received a California CARB certificate (CARB #D-226-1). The California CARB Certificate certifies that the Turbolator meets, or exceeds, the air quality and vehicle performance guidelines set forth
in California.      Because California's air quality standards are the
most stringent in the United States, such certification establishes that the Turbolator meets or exceeds the air qualification standards in all other states. The tests further established that the Turbolator improves fuel economy and reduces carbon monoxide and hydrocarbon emissions.

Manufacturing

         We are currently manufacturing the PHTEM in Taiwan and the
Turbolator in Spokane, Washington.      We believe there are a number
of manufacturers who are capable of producing the Turbolator and the PHTEM. Raw materials for the Turbolator and PHTEM are readily available from numerous sources. Our founders have spent in excess of $50,000 during the two years prior to our incorporation in the development of the Turbolator and PHTEM.

     In August 1999, we entered into a purchase agreement with Apex Industries, Inc. ("Apex"), whereby Apex agreed to manufacture, and we agreed to purchase, 10,000 Turbolator assemblies. We have an unconditional obligation to purchase the 10,000 Turbolator assemblies and we have no right to return any unsold Turbolator assemblies. The total cost of the 10,000 Turbolator assemblies is estimated to be approximately $200,000, of which $28,500 relates to tooling cost that will become our property. In conjunction with the purchase agreement, our president secured an irrevocable standby letter of credit with a bank for $80,000 on our behalf and for the benefit of Apex. Drawings under the letter of credit bear interest payable monthly at the bank's prime rate plus two percent (2%) and matured on November 23, 1999. The Company has taken delivery of 2,500 units. The letter of credit has expired. We are current on our account with Apex.

Distribution

     We intend to distribute the Turbolator and the PHTEM by direct
shipment from the manufacturer     and from Spokane, Washington.

Marketing

         We are currently selling to warehouse distributors. We are also selling to retail customers and through catalogue sales.

     On February 25, 2000, we entered into an exclusive consulting and marketing agreement with Clarkson International Corporation. Under the terms of the agreement, Clarkson is to provide consulting, marketing and sales services to us. Clarkson will receive as consideration for its services, the following commissions on the sale of all products by us:

*    Sales under $10,000      -    15% of total sales
*    Sales $10,000-$20,000    -    $1,500 plus 12% of the amount of the
                                   sales over $10,000
*    Sales $20,000-$30,000    -    $2,700 plus 11% of the amount of the
                                   sales over $20,000
*    Sales over $30,000       -    $3,800 plus 10% of the amount of the
                                   sales over $30,000

     The commission is payable on or before the 20th of the month immediately following the month during which the payment of the invoice applicable to an order in whole or in part is received by us.

     Clarkston is owned by unaffiliated third parties.

     In the event Clarkson is instrumental in locating a third person to execute a licensing agreement with us, Clarkson will receive 15% of the royalties or other fees paid to us under the licensing agreement.

     The term of our agreement with Clarkson is three years and shall automatically renew from year to year thereafter unless the agreement is terminated by written notice from the party desiring termination ten days prior to the annual renewal date. The agreement will then terminate 90 days thereafter. If the agreement is terminated for any reason, Clarkson will receive its full commission for a period of twelve months thereafter.

    Defective Product Allowance

     We pay the manufacturer a fee of 4% of the net cost for a one year warranty on parts and labor at their service center.

Competition

     With respect to the Turbolator, we are not aware of any competitors within the industry that manufacture a similar product. With respect to the PHTEM, we are aware of a number of competitors within the industry that manufacture a similar, but not an identical product. Some manufacturers have considerably greater financial and
other resources than us     and some have less resources.

Governmental Regulation

     There are no governmental regulations which effect the manufacture, development or sale of the Turbolator or PHTEM.

Company's Office

     Our offices are located at 230 North Division, Spokane, Washington 99202. These are the offices of Robert Sterling, our President and major shareholder. We use the offices on a rent free basis. If we move to a new office location, we will have to pay rent. At this time we have not made any plans to change office locations.

Employees

     We have no full-time employees. Upon the completion of this offering, our three officers will devote 80% of their time to our operations. See "Management."

Legal Proceeding

     We are not involved in any pending legal proceeding.

Market for Common Equity and Related Stockholder Matters

     There is no public market for our units, common stock or redeemable warrants. There is no assurance that a public market for our securities will develop in the future, or if a public market does develop, that it will be sustained over a period of time.

     Currently, there are no options or warrants to purchase, or securities convertible into our common stock. All of the outstanding shares of common stock were issued pursuant to Reg. 504 of the Securities Act and are free trading. Shares of common stock owned by officers and directors may only be resold pursuant to Rule 144 of the Securities Act of 1933, but do not have to be held for one year as provided therein.

     We are proposing to offer in this offering 550,000 units at $5.10 per unit. Each unit consists of one share of common stock and one
redeemable warrant.     In addition, each share, exclusive of the
warrants that may be exercised, unsold and still held by the purchaser one year from the closing date will entitle the holder to receive one
additional shares of common stock (the "Loyalty Shares").       Each
redeemable warrant is convertible into one share of common stock. The exercise price of the redeemable warrant is $7.00 if exercised from the
    closing      date of this offering to one year thereafter and $9.00
if exercised from one year from the     closing      date to two years
thereafter. We are also offering an 1,000,000 additional redeemable warrants at $0.10 per warrant. The exercise price of the additional redeemable warrants is set forth above. We are also selling to the underwriter, up to 55,000 underwriter warrants exercisable at $8.415 per warrant. Upon the exercise on an underwriter warrant, the underwriter will receive one unit consisting of one share of common stock and one redeemable warrant. Each redeemable underwriter warrant
is exercisable at a price of $11.55 if     exercised from the closing
date to one year after the closing date and at a price of $14.85 from one year after the closing date to two years after the closing date when the redeemable warrants will expire.

     As of October 15, 2000, there were 45 shareholders of our common stock.

     We have not paid any dividends on our common stock and do not intend to do so in the immediate future.

__________________________________________________________________

      MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
__________________________________________________________________

Plan of Operation

     The following Plan of Operation contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth elsewhere in this document.

     Our plan and focus during the next twelve months include the following,

     1. Complete agreements for the manufacture of the Turbolator and PHTEM.
     2.   Continue manufacturing of the Turbolator and PHTEM.
     3. Expand our market and continue selling the Turbolator and PHTEM.

     We are considered to be in the development stage, as defined in Statement of Financial Accounting Standards No. 7. We have been in the development stage since our inception. We have had no substantial recurring source of revenue, we have incurred operating losses since inception and at July 31, 2000 had a working capital deficiency of $466,336. Additionally, as of July 31, 2000, we had an accumulated deficit of approximately $371,310 (unaudited).

     The development and marketing of new automotive technology is capital intensive. We have funded operations to date either from the sale of our common stock or through advances made by our chief executive officer through a line of credit agreement. We have utilized funds obtained to date for organizational purposes and to complete certain research and development. We do not currently intend to conduct any additional product research or development in the next twelve
months.     Both the Turbolator and the PHTEM are being manufactured
and marketed in their current state.      We require additional funding
to     expand our marketing and inventory levels      and have
therefore entered into an understanding with Castle Securities to sell our units and redeemable warrants to the public market.

     We do not currently intend to purchase a plant or to expend significant amounts for additional equipment in the next twelve months.
    We have entered into employment agreements with Robert Teed and Matthew Sterling which will commence upon receipt of a minimum of $1,000,000 from this offering. If we do not receive $1,000,000 of the proceeds from the escrow agent, HSBC Bank, after deduction of Castle Securities' compensation, neither Mr. Teed nor Matthew Sterling will be employed by us.

     In August 1999, we entered into a purchase agreement with Apex Industries, Inc. whereby Apex agreed to manufacture, and we agreed to purchase, 10,000 Turbolator assemblies. The total cost of the 10,000 Turbolator assemblies is estimated to be approximately $200,000, of which $28,500 relates to tooling cost that will become our property. In conjunction with the purchase agreement, our chief executive officer secured an irrevocable standby letter of credit with a bank for $80,000 on our behalf and for the benefit of Apex. Drawings under the letter of credit were to bear interest payable monthly at the bank's prime rate plus two percent (2%) . No drawings were made under this letter of credit and the letter of credit matured on November 23, 1999. The Company has taken delivery of 2,500 units. The letter of credit expired. We are current on account with Apex.

Year ended January 31, 2000 compared to period from date of inception (July 21, 1998) Through January 31, 1999.

Operating Expenses:

     Operating expenses include those costs incurred for professional services provided to us in connection with certain agreements executed by us. In addition we incurred certain expenses necessary to complete the necessary research and development associated with our products, as of January 31, 2000. Operating expenses totaling $215,000 have been incurred since inception. For the year ended January 31, 2000 our operating expenses totaled $180,000 as compared to $35,000 for the period from inception July 21, 1998 through January 31, 1999. This increase of approximately $145,000 or 414% was primarily the result of an increase of $65,000 from professional services, $44,000 in research and development costs, $30,000 in compensation costs and $24,000 in advertising expenses, as partially offset by $30,000 in fees paid to our directors in the form of common stock. Finally, approximately $17,000 of additional expense was incurred during the year ended January 31, 2000, and was primarily the result of the increase in our general administrative activities.

Other Expenses:

     Other expenses consist of interest expense incurred by us on borrowings on the related party line of credit. Interest expense totaling approximately $10,000 has been incurred since inception, as of January 31, 2000. During the year ended January 31, 2000 we recognized interest expense of approximately $9,000. There were no outstanding borrowings on the related party line of credit for the comparable period of the prior year.

Net Loss:

     Primarily as a result of the foregoing factors, our aggregate losses were $225,000 as of the period from inception through January 31, 2000. The net loss for the year ended January 31, 2000 was $189,000 as compared to $36,000 for the period from inception July 21, 1998 through January 31, 1999. This increase of approximately $153,000 leads to a $0.03 increase in the loss per share to $0.04 for the year ended January 31, 2000.

Six months ended July 31, 2000 (Unaudited) compared to the six months ended July 31, 1999 (Unaudited)

     During the     six      months ended July 31, 2000, the Company
began to sell limited quantities of its products. The Company
recognized total revenue in the first     half      of 2000 of
approximately     $60,000      as compared to $0 for the same period of
the prior year. The Company has discounted its product prices to its initial customers, which has reduced revenues and contributed to a lower gross margin than management expects for future periods. In addition, due to the limited sales for the period ended July 31, 2000, the Company has not been able to take advantage of purchasing components with volume discounts or efficiently use its production staff or facilities which increases the cost of its products. As the

Company ramps up its production efforts, the Company expects to reduce product costs and efficiencies should be gained through economies of scale. However, there can be no assurances that such efficiencies or other cost controls can be implemented, and if implemented will result in an increased gross margin.

Operating Expenses:

     Operating expenses include those costs incurred to bring the Company's product to market relative to research and development, sales, marketing, and general administration. operating expenses increased for the six months ended July 31, 2000 to approximately $138,000 from approximately $61,000 for the same six-month period in 1999. The increase of $77,000 for the six month period was primarily due to the Company ramping up operations to begin sales efforts related to initial market penetration. Specifically, for the six months ending July 31, 2000, professional expenses increased approximately $4,000, advertising increased approximately $20,000 and general and
administrative expenses increased $31,000.     These increases were all
related to activities associated with the introduction of the product
to the market.       Additionally, the Company incurred costs in 2000
related to research and product development of approximately $41,000, which was necessary to finalize development of the product for market introduction.

Net Loss:

     Primarily as a result of the foregoing factors, the Company's net loss was approximately $146,000 and $62,000, respectively, for the six month periods ended July 31, 2000 and 1999.

Liquidity and Capital Resources

Financial Condition:

     During the period from inception through July 31, 2000, we used cash in operating activities of $274,000. For the six months ended July 31, 2000 we used cash in operating activities of $60,000 as compared to
$61,000 which was used in     the first six months of our fiscal year
     ended July 31, 1999. This decrease in the cash used in operating
activities was primarily associated with the     Company generating
revenue in the six months ended July 31, 2000.      As of July 31, 2000
we had a cash balance of $2,638 in cash and cash equivalents. From the date of inception through July 31, 2000 we used cash in investing activities of $134,000, which primarily related to the acquisition of certain licensing rights and for limited production and testing equipment. We have historically financed our operation from either the sale of our common stock or from borrowings on the related party line of credit. From inception through July 31, 2000 we obtained financing funds totaling $411,000.

     At July 31, 2000, we had a deferred tax asset of approximately $180,000. We do not believe that our present condition or past results makes it more likely than not that we will be able to realize the benefit of this deferred tax asset. As such a valuation allowance has been established equal to the net deferred tax asset.

     As of July 31, 2000, we had incurred losses since inception and had a working capital deficiency. While the Company has commenced selling its products, sales have not been sufficient to pay expenses. Primarily as a result of these factors, our independent certified public accountants included an explanatory paragraph in their report on our financial statements for the year ended January 31, 2000, which expressed substantial doubt about our ability to continue as a going concern. We believe the ability of our Company to continue as a going concern and achieve profitability is highly dependent on a number of factors including, but not limited to: our ability to market and distribute our products, obtain sufficient financing, and to secure an agreement with a manufacturer to produce in sufficient quantity and at a cost efficient price, our two products, the Turbolator and the PHTEM.

Impact of recently issued accounting standards

     In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after July 15, 2000. Based on our current and planned future activities relative to derivative instruments, we believe that the adoption of SFAS No. 133 on January 1, 2001 will not have a significant effect on our financial statements.

___________________________________________________________________

                             MANAGEMENT
___________________________________________________________________

Officers and Directors

     Each of our directors is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, age and position of our present officers and directors are set forth below:

Name                     Age       Position

Robert E. Sterling       56        President and a member of the Board
                                   of Directors

Ronald L. Allen          59        Vice President and a member of the
                                   Board of Directors

William A. Sutherland    54        Secretary/Treasurer and a member of
                                   the Board of Directors

     All directors hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Our officers are elected by the Board of Directors after each annual meeting of shareholders and hold office until their death, or until they resign or have been removed from office.

Robert E. Sterling - President and a member of the Board of Directors.

     Mr. Sterling, one of our founders, has been our President and a member of the Board of Directors since our inception. Mr. Sterling is the founding principal and sole owner of Bob Sterling Enterprises, Inc., a Washington corporation, located in Spokane, Washington. Sterling Enterprises was formed in 1967 and conducts business through itself and several subsidiary corporations in general contracting, real estate and retail stores. Since 1967, Mr. Sterling has owned Midas Muffler Shops in Washington and Idaho and has from time-to-time owned and operated Midas Muffler Shops in Hawaii in 1978 and Nevada from 1979 to 1984. Mr. Sterling has also served as an officer and director of the following publicly traded corporations: Gold Express Corporation from 1984 to 1989 and Gold Coin Mining, Inc. from 1984 to 1989.

Ronald L. Allen - Vice President and a member of the Board of
Directors.

     Mr. Allen, one of our founders, has been our Vice President and a member of the Board of Directors since our inception. Mr. Allen has been engaged in the commodity futures business since 1973 and since 1994 has owned Merchants Futures of the Northwest, a commodity brokerage company located in Spokane, Washington. Mr. Allen has served as an officer and director of the following publicly traded corporations: Gold Capital, Inc. in 1983; Remco Enterprises, Inc. in 1978 and, Calco Enterprises, Inc. in 1981.

William A. Sutherland - Secretary/ Treasurer, Chief Financial Officer, and a member of the Board of Directors.

     Mr. Sutherland, one of our founders, has been our Secretary/Treasurer, Chief Financial Officer and a member of the Board of Directors since our inception. Since 1970, Mr. Sutherland has been involved in the automotive industry as a consultant from 1979 to the present and automobile dealer from 1975 to 1989. He has owned Lincoln, Mercury, and Mercedes Benz car dealerships and is currently a consultant to a number of auto dealerships located in Spokane, Washington.

Robert Teed - Proposed President and Chief Executive Officer.

     We have entered into an employment agreement with Robert Teed,
age 57      which will commence upon receipt of a minimum of $1,000,000 from this offering. If we do not receive $1,000,000 of proceeds from the Escrow Agent, HSBC Bank after deduction of Castle Securities' compensation, Mr. Teed will not be employed by us. Mr. Teed will be employed as a replacement to Robert Sterling as president and chief executive officer. Mr. Sterling will be retained as chief operations officer. If Mr. Teed does not replace Mr. Sterling, Mr. Sterling will remain as president and chief executive officer. From February 1999 to December 1999, Mr. Teed was the vice president, sales and operations and an executive board member of Tuneup Masters, Inc., located in Dallas, Texas. Tuneup Masters is engaged in the business of automotive repair. From January 1997 to December 1998, Mr. Teed was president and chief executive officer of Bill King's Brake-O, Inc. located in Dallas, Texas. Bill King's Brake-O, Inc. is a brake center chain. From May 1995 to December 1996, Mr. Teed was president and chief executive officer of Brownwood Muffler and Automotive, Inc. located in Dallas, Texas. Brownwood Muffler is engaged in the business of automotive
repair. From     August 1994 to May 1995,      Mr. Teed was vice
president and general manager of Master Muffler Shops Inc. located in Salt Lake City, Utah. Master Muffler Shops are engaged in the business of muffler installation. From July 1993 to July 1994, Mr. Teed was the owner of Justice Tire and Auto Care located in Reno, Nevada. Justice Tire and Auto Care was engaged in the business of tire and automotive car center. From January 1986 to July 1993, Mr. Teed was president and chief executive officer of Business Improvement Resources, Inc. located in Chicago, Illinois. Business Improvement Resources is engaged in the business of consulting with companies to restructure/turnaround strategies for profitable sales.

Matthew R. Sterling - Proposed Vice President of Research and
Development.

     We have entered into an employment agreement with Matthew Sterling
    age 33      which will commence upon receipt of a minimum of
$1,000,000 from from this offering. If we do not receive $1,000,000 of proceeds from the Escrow Agent, HSBC Bank, after deduction of Castle Securities' compensation, Mr. Sterling will not be employed as Vice President of Research and Development. Since January 1, 1985 Mr. Sterling has been employed by Midas Muffler in Spokane, Washington as an installer. The Midas Muffler shop in Spokane, Washington is owned by Robert Sterling, Matthew Sterling's father and our President.

     All of our officers and directors are engaged in other business. As such, they will not be devoting time exclusively to our operations. Our officers and directors, including Robert Teed and Matthew Sterling intend to devote substantial time, but not less than approximately 80% of their time to the operation of our business.

__________________________________________________________________

                        EXECUTIVE COMPENSATION
__________________________________________________________________

Summary Compensation

     The following table sets forth the compensation paid to our officers during the last three fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

SUMMARY COMPENSATION TABLE [1]
(a)         (b)  (c)       (d)   (e)     (f)        (g)        (h)     (i)
                                 Other   Securities All
Name and                         Anuual  Restricted Underlying         Other
Principal                        Compen- Stock      options/   LTIP    Compensa-
Position    Year Salary    Bonus sation  Award(s)   SARs       Payouts tion

Robert E.
 Sterling   2000 30,000[3] -    -             -     -          -        -
 President  1999     -     -    -        $10,000[2] -          -        -
            1998     -     -    -             -     -          -        -

Ronald L.
 Allen      2000     -     -    -             -      -         -        -
 Vice       1999     -     -    -        $10,000 [2] -         -        -
 President  1998     -     -    -             -      -         -        -

William A.  2000     -     -    -             -      -         -        -
 Sutherland 1999     -     -    -        $10,000 [2] -         -        -
Secretary-  1998     -     -    -             -      -         -        -
 Treasurer

Matthew
 Sterling   2000     -     -    -             -      -         -        -
 Vice       1999     -     -    -             -      -         -        -
 President  1998     -     -    -             -      -         -        -
 (Proposed)

 Robert F.
 Teed       2000     -     -    -             -      -         -        -
 President, 1999     -     -    -             -      -         -        -
 CEO        1998     -     -    -             -      -         -        -
 (Proposed)

[1] All compensation received by the officers and directors has been disclosed.

[2] Represents the value of 50,000 shares issued to each individual for services as a director.

[3]  Mr. Sterling was entitled to compensation of $30,000 for services
     performed during fiscal 1999     and $10,000 for the six months
     ended July 31, 2000.      Mr. Sterling elected to waive the
     compensation for fiscal 1999 (expense was recorded with an offset to contributed capital).

    There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Option/SAR Grants

    No individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors in fiscal 2000.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

     Each member of the board of directors received 50,000 shares of common stock to serve on the Board of Directors during fiscal 1999. The directors did not receive any other compensation for serving as members of the board of directors. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

Employment Agreements

     We do not expect to pay any salaries to our officers for the fiscal year-ending January 31, 2001. We intend to begin paying salaries to Robert Sterling, Matthew Sterling and Robert Teed upon completion of this offering and receipt of $1,000,000 in proceeds from HSBC Bank after deduction of Castle Securities' compensation. The employment agreements are subject to the following terms and conditions:

     1. The term of each employment agreement, with the exception of Robert Sterling, will be for a period of three years beginning upon receipt of $1,000,000 in proceeds from from the Escrow Agent, HSBC Bank, after deduction of Castle Securities' compensation. In the event that we do not receive the $1,000,000 in proceeds from HSBC, Robert Teed and Matthew Sterling will not be employed as President and Vice President of Research and Development, respectively. Robert Sterling's agreement will commence upon the closing date of this offering regardless of the amount of money received by us from HSBC.

     2. Robert Sterling will be employed as Chief Operations Officer and will be paid $100,000 per year.

     3. Matthew Sterling will be employed as Vice President of Research and Development and will be paid $75,000 per year.

     4. Robert Teed will be employed as President and Chief Executive Officer and will be paid $125,000.

     5. We will obtain life insurance on Robert Sterling in the amount of $500,000. Further, we will obtain life insurance on Robert Teed and Matthew Sterling in the amount of $500,000 each, subject to their employment agreements becoming effective.

     6. Each employment agreement will provide for the payment of accrued salaries upon termination as well as payment by us of other benefits relating to vacation, automobile, medical expenses and life insurance.

Indemnification

     Pursuant to the articles of incorporation and bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Washington.

     Regarding indemnification for liabilities arising under the Securities Act of 1933 which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore unenforceable.

___________________________________________________________________

                       PRINCIPAL STOCKHOLDERS
___________________________________________________________________

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be assuming completion of the sale of all shares in this offering, which we can't guarantee. The stockholders listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and
Address             Number of      Number of      Percentage
Beneficial          Share Before   Shares After   of Ownership
owner               Offering       Offering       After Offering

Robert Sterling     4,300,000      2,607,250      73.44%
230 N. Division St.
Spokane, WA 99202

Ronald Allen           50,000         50,000       1.41%
3031 W. 22nd
Spokane, WA 99204

William Sutherland     50,000         50,000       1.41%
7202 S. Oak Road
Spokane, WA 99224

All Officers and
Directors as a Group
(3 Persons)         4,400,000      2,707,250      76.26%

    The persons named above are our parents and promoters within the meaning of such terms under the Securities Act of 1933 by virtue of their direct and indirect stock holdings. Messrs. Sterling, Allen and Sutherland are our only promoters.

      The following persons will be retained as our officers subject to receipt from Castle Securities of $1,000,000:

Matthew Sterling         100,000   100,000        2.50%
4821 North Larch Court
Spokane, WA 99216

Robert Teed                    0         0           0%
209 Cherry Lane
Momence, IL 60954

Future Sales by Existing Stockholders

     A total of 4,692,750 shares of common stock were issued and outstanding on July 19, 2000. Mr. Sterling has agreed to return 1,692,750 shares which he owns to us upon the registration statement being declared effective by the SEC. After Mr. Sterling returns 1,692,750 shares to us, there will be outstanding, prior to this offering, 3,000,000 shares of common stock. The foregoing 3,000,000
shares are all free trading,     except that our officers and directors
may only resell their shares pursuant to Rule 144 of the Act with the
exception of the one year holding period.      Our officers, directors
and Matthew Sterling have agreed not to sell transfer or convey by registration or otherwise, without the prior consent of the underwriter, any of our securities owned by them, directly or indirectly, for a period of two years from the effective date of this offering. However, Robert Sterling, our President and Matthew Sterling his son, may resell up to a maximum of 200,000 shares in aggregate provided the bid price for the common stock is at least $10.00 after one year from the effective date. Further, all sales of such stock must be made through the underwriter.

Escrow of 550,000 Shares by Robert Sterling

     Robert Sterling, our President, has agreed to escrow 550,000 shares of his common stock with our attorney, Conrad C. Lysiak, In the event that we do not achieve sales of $19,250,000 and pre-tax income in excess of $4,125,000 by January 31, 2004, the 550,000 shares will be delivered by Mr. Lysiak to us and canceled. If the foregoing thresholds are achieved by us, the 550,000 shares will be delivered by Mr. Lysiak to Mr. Sterling. The $4,125,000 shall be computed based on pretax income before any effect created by the stock held in escrow. The 550,000 shares as well as the dollar amount of sales and pretax income will be prorated downward if less than $2,905,000 is raised in this offering.

     The units and redeemable warrants sold in this offering will be immediately resalable. Sales of our other shares could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

___________________________________________________________________

                      DESCRIPTION OF SECURITIES
____________________________________________________________________

Units

     Each unit consists of one share of common stock and one redeemable
warrant     and each share unsold and still held by the purchaser one
year from the offering will entitle the holder to receive one additional share of common stock. Each warrant entitles the holder to purchase one share of common stock at a price of $7.00 provided the
same is exercised from the     closing      date of this offering to
one year thereafter and at a price of $9.00 if the warrant is exercised
from one year after the     closing      date of the offering to two
years thereafter. Redeemable warrants that are not exercised within two
years of the     closing      date cannot be exercised thereafter.

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

     * have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;

     * are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

     * do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and,

     * are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and nonassessable. We refer you to our articles of incorporation, bylaws and the applicable statutes of the state of Washington for a more complete description of the rights and liabilities of holders of our securities.

Non-Cumulative Voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 75% of our outstanding shares and our president will own 69% of our outstanding shares.

Cash Dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Redeemable Warrants

     Each redeemable warrant entitles the holder to purchase one share of common stock at a price of $7.00 provided the same is exercised from the
    closing      date of this offering to one year thereafter and at a
price of $9.00 if exercised from one year after the     closing      date
to two years after the     closing      date. If the redeemable warrants
are not exercised by then, they will expire and cannot be exercised thereafter.

     The redeemable warrants are subject to redemption by us upon the following conditions:

     1.   Thirty (30) days written notice to you.

     2.   The effectiveness of a current registration statement.

     3. Our common stock having traded at least $10.00 per share for thirty (30) trading days immediately preceding the date of the notice to you during the exercise period from the effective date to one year thereafter.

     4. Our common stock having traded at least $15.00 per share for thirty (30) trading days immediately preceding the date of the notice to
you during the exercise period from one year after the     closing
date of this offering to two years thereafter.

     If we call the redeemable warrants for redemption, and you do not exercise your redeemable warrant, the redeemable warrant will terminate on the date set forth in the notice to you.

Reports

     We are subject to certain reporting requirements and will furnish annual financial reports to you certified by our independent accountants, and, will furnish unaudited quarterly financial reports.

Stock Transfer and Warrant Agent

     The stock transfer and redeemable warrant agent for our securities is Computershare Investor Services, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228 and its telephone number is (303) 986-5400.

___________________________________________________________________

                        CERTAIN TRANSACTIONS
____________________________________________________________________

     On July 21, 1998, we entered into a Licensing Agreement with Robert Sterling, our President, and Matthew Sterling, the son of Robert Sterling for the licensing of the development, manufacturing and marketing of the Turbolator. Further, on the same date, we entered into a licensing agreement with Robert Sterling, for the development, manufacturing and marketing of the PHTEM. The foregoing agreements were subsequently amended to extend the time period that we have to generate revenues from the sale of our products.

     On July 31, 1998, we issued 4,500,000 shares of Common Stock to the following pursuant to Regulation 504 of the Securities Act of 1933 (the "Act"):

     Name
                    Total consideration and shares acquired

Robert E. Sterling       4,250,000 shares and the Licensing Agreement
                         and 50,000 shares for services as a director

Ronald L. Allen          50,000 shares for services as a director

William A. Sutherland    50,000 shares for services as a director

Matthew R. Sterling      100,000 shares for the Licensing Agreement

TOTAL                    4,500,000 shares for Licensing Agreements and
                         Services valued at $45,841

     We received cash advances under a line of credit totaling
$465,842 at July 31, 2000 from Robert Sterling.     Outstanding
borrowings under the line of credit accrue interest at prime plus 2% and mature at the date of receipt of funds by us from this underwriting. At that date, the note converts to a note with a due date of three years from the date of the receipt of funds at the same interest rate as the demand note, interest paid monthly until the date of maturity. At July 31, 2000, we were indebted to Mr. Sterling in the amount of $465,842.

     Upon this registration statement being declared effective by the SEC, Robert Sterling will return 1,692,750 shares to us for cancellation as a condition to Castle Securities Corp. acting as our underwriter.

     A conflict of interest exists between us and Robert Sterling, our president. Pursuant to the licensing agreements between us and Robert Sterling, if we do not sell a minimum number of Turbolators and PHTEMs the licensing agreements will terminate. Therefore, it may be to Mr. Sterling's advantage to cause the termination of the licensing agreements. This directly conflicts with his duty as our president to do all things necessary to assure that we meet the minimum sales in order to maintain the licensing agreements.

     In the, future, we may borrow money from our officers and directors, if necessary. If we do so, the terms of the loans will be no less favorable to us than those that can be obtained from unaffiliated third parties. We will not loan money to our officers and directors.
Forgiveness of a loan between us an affiliate   must be approved by a
majority of the board of directors who do not have an interest in the transaction and who have access, at our expense, to our counsel or an independent counsel.

     All of our current transactions were approved and ratified by all of our directors. In each case, our directors had access to our counsel or any counsel of their choosing. All past transactions which are now closed had at least two disinterested directors at the time of each transaction.

__________________________________________________________________

                              LITIGATION
__________________________________________________________________

     We are not a party to any pending litigation and none is contemplated or threatened.

__________________________________________________________________

                               EXPERTS
__________________________________________________________________

     The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contained an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and in the registration statement, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

__________________________________________________________________

                            LEGAL MATTERS
__________________________________________________________________

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as legal counsel for our company. Robert C. Beers, P.C., Attorney at Law, 3 Linden Street, Selden, New York 11784, telephone (631) 698-7794 and Stephen W. Wilk, Attorney at Law, 1600 Stewart Avenue, Suite 600, Westbury, New York 11590 telephone (516) 683-0225 have acted as legal counsel for Castle Securities.

__________________________________________________________________

                        FINANCIAL STATEMENTS
__________________________________________________________________

     Our fiscal year end is January 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant.

     Our audited financial statements from inception through     January
31, 2000     ; and our unaudited financial statements for the
    six months      ended July 31, 2000 immediately follow:

                    INDEX TO FINANCIAL STATEMENTS

Financial Statements begin on following page.

Exhaust Technologies, Inc. (a development stage company)

Report of Independent Certified Public Accountant .    .  F-2
Balance Sheets .    .    .    .    .    .    .    .    .  F-3
Statements of Loss  .    .    .    .    .    .    .    .  F-4
Statements of Changes in Stockholders' (Deficit) Equity.  F-5
Statements of Cash Flows .    .    .    .    .    .F-6 to F-7
Summary of Accounting Policies     .    .    .    F-8 to F-11
Notes to Financial Statements      .    .    .   F-12 to F-14

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Exhaust Technologies, Inc.


We have audited the accompanying balance sheets of Exhaust Technologies, Inc. (a development stage company) as of January 31, 2000 and 1999, and the related statements of loss, changes in stockholders' (deficit) equity and cash flows for the year ended January 31, 2000 and for the period from July 21, 1998 (date of inception) through January 31, 1999. We have also audited the statements of loss, changes in stockholders' equity (deficit) and cash flows from July 21, 1998 (date of inception) through January 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exhaust Technologies, Inc. as of January 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended January 31, 2000, the period from July 21, 1998 (date of inception) through January 31, 1999 and the period from July 21, 1998 (date of inception) through January 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no recurring source of revenue, has incurred losses since inception and has significant cash needs and will require substantial capital from outside sources in order to complete its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO SEIDMAN, LLP
Spokane, Washington
February 22, 2000
except for Note 4, which is as of July 31, 2000

                     EXHAUST TECHNOLOGIES, INC.
                    (A DEVELOPMENT STAGE COMPANY)

                           BALANCE SHEETS

                           ASSETS (Note 1)

                              July 31,       January 31,    January 31,
                              2000           2000           1999
                              (Unaudited)
Current assets:
 Cash                         $    2,638     $      352     $  27,265
 Accounts receivable              14,823             -             -
 Inventory                       103,238        108,545         7,991
 Prepaid expenses                 10,177             -             -
                              ----------     ----------     ---------
Total current assets             130,876        108,897        35,256

Equipment, net (Note 2)          112,707         95,186            -

Other assets:
 Licenses, net of accumulated
  amortization of $10,871,
  $7,871 and $1,584 (Note 3)      20,562         23,562        14,257
 Deferred stock offering costs
  (Note 7)                        73,892         39,300            -
                              ----------     ----------     ---------
                              $  338,037     $  266,945     $  49,513
                              ==========     ==========     =========

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
 Accounts payable             $   98,808     $   34,955     $      -
 Accrued interest                 32,562          9,503           785
 Line of credit - related
  party (Note 4)                 465,842        345,266        22,509
                              ----------     ----------     ---------
Total current liabilities        597,212        389,724        23,294
                              ----------     ----------     ---------

Commitments and contingencies
 (Notes 1, 6 and 7)

Stockholders' (deficit) equity:
 Common stock, $.00001 par value;
  100,000,000 shares authorized;
  4,692,750, 4,692,750 and
  4,642,500 shares issued and
  outstanding                         47             47            46
 Additional paid-in capital      112,088        102,088        62,039
 Deficit accumulated during
  the development stage         (371,310)      (224,914)      (35,866)
                              ----------     ----------     ---------
Total stockholders'
 (deficit) equity               (259,175)      (122,779)       26,219
                              ----------     ----------     ---------
                              $  338,037     $  266,945     $  49,513
                              ==========     ==========     =========

See accompanying summary of accounting policies and notes to financial statements.

                       EXHAUST TECHNOLOGIES, INC.
                      (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF LOSS

             Date of                             Date of             Date of
             Inception   Six         Six         Inception           Inception
             (07/21/98)  Months      Months      (07/21/98) Year     (07/21/98)
             Through     Ended       Ended       Through    Ended    Through
             07/31/00    07/31/00    07/31/99    01/31/00   01/31/00 01/31/99
             (Unaudited) (Unaudited) (Unaudited)

Sales        $   60,041  $   60,041  $     -     $       -  $       -  $     -
Cost of sales    45,564      45,564        -             -          -        -
             ----------  ----------  --------    ---------- ---------- --------
Gross profit     14,477      14,477        -             -          -        -
             ----------  ----------  --------    ---------- ---------- --------
Operating expenses:
 Professional
  services      110,138      45,508    41,445        64,630     64,630       -
 Research and
  development    84,311      40,608    15,171        43,703     43,703       -
 Compensation    40,000      10,000        -         30,000     30,000       -
 Advertising     45,173      21,507     1,619        23,666     23,666       -
 Travel           9,872         666        -          9,206      6,368    2,838
 Amortization    10,871       3,000     1,274         7,871      6,287    1,584
 Office expense   4,353         939     1,300         3,414      2,755      659
 Directors fees  30,000          -         -         30,000         -    30,000
 Dues and
  subscriptions   4,126       3,851        -            275        275       -
 Supplies         3,268         622        -          2,646      2,646       -
 Repairs            800         800        -             -          -        -
 Depreciation     5,723       5,723        -             -          -        -
 Insurance          810         810        -
 Royalties        3,619       3,619        -
             ----------  ----------  --------    ---------- ---------- --------
Total operating
 expenses       353,064     137,653    60,809       215,411    180,330   35,081
             ----------  ----------  --------    ---------- ---------- --------
Loss from
 operations    (338,587)   (123,176)  (60,809)     (215,411)  (180,330) (35,081)

Other expense:
 Interest
  expense       (32,723)    (23,220)   (1,232)       (9,503)    (8,718)    (785)
             ----------  ----------  --------    ----------  --------- --------

Net loss     $ (371,310) $ (146,396) $ (62,041) $ (224,914) $(189,048) $(35,866)
             ==========  ==========  =========  ==========  =========  ========
Net loss per
 share - basic
 and diluted             $    (0.03) $   (0.01)             $   (0.04) $ (0.01)
                         ==========  =========              =========  =======

Weighted average
 number of shares
 outstanding - basic
 and diluted              4,692,750  4,682,385              4,690,223  4,516,264
                         ==========     =========           =========  =========

          See accompanying summary of accounting policies and
                     notes to financial statements.
                                   F-4

                       EXHAUST TECHNOLOGIES, INC.
                      (A DEVELOPMENT STAGE COMPANY)

         STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
   For the Six Months Ended July 31, 2000 (Unaudited), the Year Ended
         January 3,1 2000 and the Period Ended January 31, 1999

                                                        Deficit
                                                        Accumulated
                                             Additional During the
                            Common Stock     Paid-in    Development
                         Shares    Amount    Capital    Stage       Total

Common stock issued
 to inventors at
 inception for licenses
 at $0.01 per share      4,350,000 $ 43      $  15,798  $       -   $   15,841

Common stock issued for
 services at $0.20 per
 share                     150,000    2         29,998          -       30,000

Common stock issued for
 cash at $0.20 per share   142,500    1         16,243          -       16,244

Net loss for the period         -    -              -      (35,866)    (35,866)
                         --------- ----     ----------  ----------  ----------
Balance,
 January 31, 1999        4,642,500   46         62,039     (35,866)     26,219

Common stock issued for
 cash at $0.20 per share    50,250    1         10,049          -       10,050

Contributed services            -    -          30,000          -       30,000

Net loss for the year           -    -              -     (189,048)   (189,048)
                         --------- ----     ----------  ----------  ----------
Balance,
 January 31, 2000        4,692,750   47        102,088    (224,914)   (122,779)

Contributed services
 (Unaudited)                    -    -          10,000          -       10,000

Net loss for the period
 (Unaudited)                    -    -              -     (146,396)   (146,396)
                         --------- ----     ----------  ----------  ----------
Balance, July 31, 2000
 (Unaudited)             4,692,750 $ 47     $  112,088  $ (371,310) $ (259,175)
                         ========= ====     ==========  ==========  ==========








          See accompanying summary of accounting policies and
                     notes to financial statements.

                       EXHAUST TECHNOLOGIES, INC.
                      (A DEVELOPMENT STAGE COMPANY)

                         STATEMENT OF CASH FLOWS
                       Increase (Decrease) in Cash

              Date of                            Date of              Date of
              Inception   Six         Six        Inception            Inception
              (07/21/98)  Months      Months     (07/21/98) Year      (07/21/98)
              Through     Ended       Ended      Through    Ended     Through
              07/31/00    07/31/00    07/31/99   01/31/00   01/31/00  01/31/99
              (Unaudited) (Unaudited) (Unaudited)
Cash flows from
 operating activities:
 Net loss     $ (371,310) $ (146,396) $ (62,041) $(224,914) $(189,048) $(35,866)
 Adjustments to
  reconcile net
  loss to net cash
  used in operating
  activities:
  Amortization and
   depreciation  16,594        8,723      1,274     7,871      6,287      1,584
  Contributed
   services      40,000       10,000         -     30,000     30,000         -
  Issuance of
   common stock
   for services  30,000           -          -     30,000          -     30,000
 Changes in assets
  and liabilities:
  Accounts
   receivable   (14,823)     (14,823)        -         -           -         -
  Accounts
   payable       98,808       63,853     16,256    34,955      34,955        -
  Inventory     (96,027)       5,307      7,991  (101,334)   (100,554)     (780)
  Prepaid
   expenses     (10,177)     (10,177)   (26,105)
  Accrued
   interest      32,562       23,059      1,232     9,503       8,718       785
             ----------   ----------  --------- ---------  ----------  --------
Net cash used in
 operating
 activities    (274,373)     (60,454)   (61,393) (213,919)   (209,642)   (4,277)
             ----------   ----------  --------- ---------  ----------  --------
Cash flows from
 investing
 activities:
 Cash paid for
  licenses      (15,592)          -     (15,602)  (15,592)    (15,592)       -
 Cash paid for
  equipment    (118,430)     (23,244)   (10,239)  (95,186)    (95,186)       -
             ----------   ----------  --------- ---------   ---------  --------
Net cash used in
 investing
 activities    (134,022)     (23,244)   (25,841) (110,778)   (110,778)       -
             ----------   ----------  --------- ---------  ----------  ---------
Cash flows from
 financing
 activities:
 Borrowings under
  line of credit -
  related
  party        458,631      120,576     52,000    338,055     322,757    15,298
 Deferred stock
  offering
  costs        (73,892)     (34,592)        -     (39,300)    (39,300)       -
 Net proceeds
  from sale of
  common stock  26,294           -      10,050     26,294      10,050    16,244
            ----------   ----------  --------- ---------- ----------- ---------
Net cash provided
 by financing
 activities    411,033       85,984     62,050    325,049     293,507    31,542
            ----------   ----------  --------- ---------- ----------- ---------
           See accompanying summary of accounting policies and
                      notes to financial statements
                                   F-6

                       EXHAUST TECHNOLOGIES, INC.
                      (A DEVELOPMENT STAGE COMPANY)

                         STATEMENT OF CASH FLOWS
                       Increase (Decrease) in Cash

               Date of                           Date of             Date of
               Inception   Six         Six       Inception           Inception
               (07/21/98)  Months      Months    (07/21/98) Year     (07/21/98)
               Through     Ended       Ended      Through   Ended    Through
               07/31/00    07/31/00    07/31/99   01/31/00  01/31/00 01/31/99
               (Unaudited) (Unaudited) (Unaudited)
Net increase
 (decrease) in
 cash             2,638     2,286       (25,184)       352    (26,913)   27,265

Cash, beginning
 of period           -        352        27,265         -      27,265        -
               --------   -------     ---------   --------  ---------  --------
Cash, end of
 period        $  2,638   $ 2,638     $   2,081   $    352  $     352  $ 27,265
               ========   =======     =========   ========  =========  ========
Supplemental
 disclosures of
 cash flow
 information:
 Cash paid during
  the period for:
  Interest     $     -    $    -      $      -    $     -   $      -  $     -
               ========   =======     =========   ========  ========= ========
  Income taxes $     -    $    -      $      -    $     -   $      -  $     -
               ========   =======     =========   ========  ========= ========
Noncash investing
 and financing
 activities:
 Issuance of
  common stock
  in exchange for
  licenses     $ 15,841   $    -      $      -    $ 15,841  $      -  $ 15,841
               ========   =======     =========   ========  ========= ========
  Inventory advanced
   under line of
   credit - related
  party       $  7,211    $    -      $      -    $  7,211  $      -  $  7,211
              ========    =======     =========   ========  ========= ========














           See accompanying summary of accounting policies and notes to financial statements.

                     EXHAUST TECHNOLOGIES, INC.
                    (A DEVELOPMENT STAGE COMPANY

                   SUMMARY OF ACCOUNTING POLICIES
    For the six months ended July 31, 2000 and 1999 (Unaudited), the Year Ended January 31, 2000 and the Period From
     Date of Inception (July 21, 1998) through January 31, 1999

Nature of Business

Exhaust Technologies, Inc. ("Exhaust Technologies" or "the Company") is
a development stage enterprise which holds exclusive manufacturing, developing, and marketing rights in the United States for the Turbolator, a tube-housing designed for installation on vehicles to regulate exhaust flow from the engine, and for the Pneumatic Hand Tool Exhaust Muffler ("PHTEM"), a noise muffling system installed on pneumatic wrenches which can reduce the sound levels and remove contaminates from the exhaust air before discharging into the atmosphere. The Company was incorporated
pursuant to the laws of the state of Washington in July 1998.   The
Company's fiscal year end is January 31.

Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be a cash equivalent. Financial instruments, which potentially subject the Company to a concentration of credit risk, consist of cash and cash equivalents. Cash and cash equivalents consist of funds deposited with various high credit quality financial institutions.

Inventory

Inventory consists of supplies and component parts. Inventory is stated at the lower of cost (first-in, first-out method) or market.

Equipment

Equipment is recorded at cost. Depreciation and amortization are provided using the straight-line method over the useful lives of the respective assets. Major additions and betterments are capitalized.
Upon retirement or disposal, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is reflected in operations. Equipment with a nominal value was contributed by the founders at inception, and accordingly, no asset has been recognized. Equipment held for use in future production is recorded at cost. Depreciation will begin when the equipment is placed into service.

                     EXHAUST TECHNOLOGIES, INC.
                    (A DEVELOPMENT STAGE COMPANY

                   SUMMARY OF ACCOUNTING POLICIES
    For the six months ended July 31, 2000 and 1999 (Unaudited), the Year Ended January 31, 2000 and the Period From
     Date of Inception (July 21, 1998) through January 31, 1999


Deferred Stock Offering Costs

In conjunction with the Company's registration statement to sell shares of the Company's common stock and common stock purchase warrants, certain costs and fees have been capitalized. Amounts capitalized as deferred stock offering costs will be offset against the total amount of funds received from the offering as a reduction to additional paid-in capital.

Licenses

The costs associated with acquiring exclusive licensing rights to patented technology have been capitalized and are being charged to expense using the straight line method of amortization over five years, the estimated useful lives of the patents.

In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," management of the Company reviews the carrying value of its intangible assets on a regular basis. Estimated undiscounted future cash flows from the intangible assets are compared with the current carrying value. Reductions to the carrying value are recorded to the extent the net book value of the property exceeds the estimate of future undiscounted cash flows.

Income Taxes

Income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                     EXHAUST TECHNOLOGIES, INC.
                    (A DEVELOPMENT STAGE COMPANY

                   SUMMARY OF ACCOUNTING POLICIES
    For the six months ended July 31, 2000 and 1999 (Unaudited), the Year Ended January 31, 2000 and the Period From
     Date of Inception (July 21, 1998) through January 31, 1999

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheet as of July 31, 2000, January 31, 2000 and 1999 for cash equivalents and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of the line of credit - related party approximates its carrying value as the stated rate of the debt reflects recent market conditions.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Net Loss Per Share

SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The Company had no dilutive potential common stock at January 31, 2000 and 1999 and therefore, basic and diluted EPS are the same for both periods.

New Accounting Pronouncements

In June 1998 the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the effective date of SFAS No. 133." SFAS No. 137 amends the effective date of SFAS No. 133 to now be for all fiscal quarters of fiscal years beginning after June 15, 2000. Based on its current and planned future activities relative to derivative instruments, the Company believes that the adoption of SFAS No. 133 will not have a significant effect on its financial statements.

                     EXHAUST TECHNOLOGIES, INC.
                    (A DEVELOPMENT STAGE COMPANY

                   SUMMARY OF ACCOUNTING POLICIES
    For the six months ended July 31, 2000 and 1999 (Unaudited), the Year Ended January 31, 2000 and the Period From
     Date of Inception (July 21, 1998) through January 31, 1999


Interim Accounting Policy

In the opinion of the Company's management, the accompanying unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the balance sheet of the Company and the statements of operations and cash flows as of and for the six months ended July 31, 2000 and 1999. The results of operations for the six months ended July 31, 2000 are not necessarily indicative of results of operations to be expected for the year ended January 31, 2001.

                     EXHAUST TECHNOLOGIES, INC.
                    (A DEVELOPMENT STAGE COMPANY

                    NOTES TO FINANCIAL STATEMENTS
    For the six months ended July 31, 2000 and 1999 (Unaudited), the Year Ended January 31, 2000 and the Period From
     Date of Inception (July 21, 1998) through January 31, 1999

1.   Development Stage Operations and Going Concern

The Company has been in the development stage since its inception. The Company has incurred losses since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

Management of the Company has undertaken certain actions to address these conditions. Management currently has commenced sales and production. Marketing representatives are attempting to establish a product channel. Funds required to carry out management's plans are expected to be derived from future stock sales or borrowings from the Company's shareholders (See Note 7). There can be no assurances that the Company will be successful in executing its plans.

2.   Equipment

Major classes of equipment consist of the following:

                              July 31,       January 31,    January 31,
                              2000           2000           1999
                              (Unaudited)

Equipment                     $   6,715      $   6,715      $ 6,715
Equipment held for use
 in future production           118,430         95,186           -
                              ---------      ---------      -------
Total equipment                 125,145        101,901        6,715
Less accumulated depreciation    12,438          6,715        6,715
                              ---------      ---------      -------
Net equipment                 $ 112,707      $  95,186      $    -
                              =========      =========      =======
3.   Licenses

In 1998, the Company acquired exclusive ninety-nine (99) year licensing rights to manufacture, develop and market the Turbolator and the PHTEM from the Company's president and his son ("the inventors") under separate licensing agreements. The licenses were acquired through the issuance of 4,350,000 shares of common stock, valued at $15,841, which represented the inventors' historical cost basis in the licenses. Pursuant to the terms of the agreements, and a modification to these agreements executed on December 14, 1999, the Company is required to generate sales of the Turbolator and the PHTEM of at least $100,000 per year, beginning in fiscal 2002 and continuing for all years thereafter, in order to retain the licensing rights.

                     EXHAUST TECHNOLOGIES, INC.
                    (A DEVELOPMENT STAGE COMPANY

                    NOTES TO FINANCIAL STATEMENTS
    For the six months ended July 31, 2000 and 1999 (Unaudited), the Year Ended January 31, 2000 and the Period From
      Date of Inception (July 21, 1998) through January 31, 1999
4.   Line of Credit - Related Party

The Company has a line of credit with the Company's president which allows for borrowings up to $500,000. Borrowings under the line of credit are unsecured. Outstanding borrowings under the line of credit accrue interest at prime plus 2% and mature at the date of receipt of funds by the Company from an anticipated underwriting. At that date, the note converts to a note with a due date of three years from the date of the receipt of funds at the same interest rate as the demand note, interest paid monthly until the date of maturity. At July 31, 2000, the Company was indebted to Mr. Sterling in the amount of $465,842.

5.   Income Taxes

At July 31, 2000, January 31, 2000 and 1999, the Company had net deferred tax assets of approximately $180,000, $73,000 and $12,500 principally arising from net operating loss carryforwards for income tax purposes.
As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at July 31, 2000, January 31, 2000 and 1999. The difference in the expected federal benefit and the actual tax benefit recorded is due to the increase in the valuation allowance.

At January 31, 2000, the Company has net operating loss carryforwards totaling approximately $220,000, which expire in the years 2014 through 2015.

6.   Commitments and Contingencies

In August 1999, the Company entered into a purchase agreement with Apex Industries, Inc. ("Apex"), whereby Apex agreed to manufacture, and the Company agreed to purchase, 10,000 Turbolator assemblies. The total cost of the 10,000 Turbolator assemblies is estimated to be approximately $200,000, of which $28,500 relates to tooling costs that will become the property of the Company. In conjunction with the purchase agreement, the Company's president secured an irrevocable standby letter of credit with a bank for $80,000 on the Company's behalf and for the benefit of Apex. Drawings under the letter of credit were to bear interest payable monthly at the bank's prime rate plus 2%. No drawings were made under this letter of credit, and the letter of credit matured on November 23, 1999.

                     EXHAUST TECHNOLOGIES, INC.
                    (A DEVELOPMENT STAGE COMPANY

                    NOTES TO FINANCIAL STATEMENTS
    For the six months ended July 31, 2000 and 1999 (Unaudited), the Year Ended January 31, 2000 and the Period From
      Date of Inception (July 21, 1998) through January 31, 1999
7.   Stock Offering

The Company has entered into a letter of intent with an underwriter pursuant to which the underwriter has agreed to sell, on a best efforts basis, up to 550,000 units (each unit consisting of one share of the Company's common stock and one warrant) at a per unit price of $5.10 and 1,000,000 warrants at a per warrant price of $0.10. Each warrant would grant the holder the right to purchase a share of the Company's common stock at an initial per share price of $7.00 for a one year period from the closing date of the offering, then increasing to $9.00 through the date of the second anniversary from the offering. The Company has advanced a fee of $25,000 which is refundable under certain circumstances to the underwriter and has agreed to pay the underwriter commissions and, based on the results of the offering, to issue the underwriter warrants to purchase up to 55,000 units at $8.415 per unit (each unit consisting of one share of the Company's common stock and one warrant to purchase one share of stock at $11.55 to $14.55 per share). This nonrefundable fee and certain other costs incurred in connection with the offering have been capitalized as deferred offering costs which will be offset against proceeds received.

In connection with the underwriting, the Company has entered into employment agreements with its present President and its proposed Chief Executive Officer and Vice President of Operations. The agreements with the proposed Chief Executive Officer and Vice President of Operations commence upon receipt of $1,000,000 from the offering. These employment agreements will be effective for a period of three years and contain terms, which specify annual compensation of $100,000, $125,000 and $75,000, respectively. Further, one of the Company founders will deliver back to the Company at the date the Company's registration statement is declared effective a total of 1,692,750 shares of the Company's common stock held by him. Additionally, this founder will place 550,000 shares of the Company's common stock held by him into an escrow account. These shares will be held until the Company achieves annual sales of $19,250,000 and pretax income of $4,125,000. If these targets are not attained by January 31, 2004, the shares will be cancelled. The 550,000 shares as well as the dollar amount of sales and pre-tax income will be prorated downward if less than $2,805,000 is raised in the offering.

           PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.   Article X of the Articles of Incorporation of the company, filed as
     Exhibit 3.1 to the Form 10SB as filed with the Securities and Exchange Commission.

2. Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3.   Revised Code Washington.

     The Corporation shall indemnify its Directors and Officers to the fullest extent permitted by the Washington Business Act now or hereafter in force. However, such indemnity shall not apply on account of:

     a. Acts or omissions of the Director or Officer finally adjudged to be intentional misconduct or a knowing violation of law;

     b. Conduct of the Director or Officer finally adjudged to be in violation of RCW 23B.08.310; or,

     c. Any transaction with respect to which it was finally adjudged that such Director or Officer personally received a benefit in money, property, or services to which the Director was not legally entitled.

     The Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate Directors' resolution or contract.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

     SEC Registration Fee                    $   6,346.97
     NASD Registration Fee                       6,946.97
     Underwriting Commission                   290,500.00
     Underwriter Non-Accountable
       Expense Allowance                        87,150.00
     Printing Expenses                           5,000.00
     Accounting Fees and Expenses               18,806.00
     Legal Fees and Expenses                    10,000.00
     Blue Sky Fees/Expenses                      5,000.00
     Transfer Agent Fees                         1,000.00
     Escrow Fee                                  5,000.00
                                             ------------
          TOTAL                              $ 435,749.94
                                             ============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended:

     On July 31, 1998, we issued 4,500,000 shares of Common Stock to the following pursuant to Reg. 504 of the Securities Act of 1933 (the "Act")

Robert E. Sterling            4,250,000 shares and the Licensing
                              Agreement
                              50,000 shares for services as a director

Ronald L. Allen               50,000 shares for services as a director

William A. Sutherland         50,000 shares for services as a director

Matthew R. Sterling           100,000 shares for the Licensing Agreement

     Between August 1998 and March 1999, we issued the following pursuant to Reg. 504 of the Act:

Name and Address         Date      Shares    Consideration
-------------------      -------   --------- ----------------------
Jerry W. Johnson         08/27/98   5,000    $ 1,000 in Cash
3298 Mill Road
Moscow, Idaho 83843

Name and Address         Date      Shares    Consideration
-------------------      -------   --------- ----------------------
Win Dire                 09/22/98  20,000    $ 4,000 in Cash
304 Cedar Street
Wallace, Idaho 83873

Alta Grant               10/23/98   5,000    $ 1,000 in Cash
3298 Mill Road
Moscow, Idaho 83843

Chris Schutte            12/26/98   2,500    $    500 in Cash
628 Ninth Avenue
Camanche, Iowa 52730

Byron Rhoades            12/29/98   5,000    $ 1,000 in Cash
3850 E. Payment Park Rd.
Post Falls, Idaho 83854

Joan H. Rhoades          12/29/98   5,000    $ 1,000 in Cash
3850 E. Payment Park Rd.
Post Falls, Idaho 83854

Eddie Roberts            12/30/98   2,500    $    500 in Cash
5303 E. Twain Road
Suite 212
Las Vegas, Nevada 89122

Mary Wyatt               12/30/98   2,500    $    500 in Cash
5303 E. Twain Road
Suite 212
Las Vegas, Nevada 89122

David L. Overstreet II   12/26/98   2,500    $   500 in Cash
P. 0. Box 3251
Moscow, Idaho 83843

Ronald Freitas           11/04/98   5,000    $ 1,000 in Cash
74 - 4920 Kiwi Street
Kailua - Kona, Hawaii 96740

Kenneth M. Lewis         11/04/98   5,000    $ 1,000 in Cash
73-1149 Anikawa
Suite #A
Kailua - Kona, Hawaii 96740

Keith W. Lewis           11/04/98   5,000    $ 1,000 in Cash
P. 0. Box 2642
Kailua - Kona, Hawaii 96745

Sandra D. Dunn           10/21/98   5,000    $ 1,000 in Cash
1528 Pine Cone Road
Moscow, Idaho 83843

Name and Address         Date      Shares    Consideration
-------------------      -------   --------- ----------------------
Genevieve A. Pereira     10/25/98   5,000    $ 1,000 in Cash
1811 Cornell Drive
Alameda, California 94501

Charles Littlejohn       09/21/98   5,000    $ 1,000 in Cash
2756 Park Blvd.
Oakland, California 94606

Terry Applegate          09/08/98  10,000    $ 2,000 in Cash
532 Huntgate Road
Woodstock, Georgia 30189

Ray Loesche              08/13/98  10,000    $ 2,000 in Cash
P. 0. Box 1112
Palm City, Florida 34991

Willard Gutman           11/24/98   5,000    $ 1,000 in Cash
P.O. Box 71029
Fairbanks, Alaska 99707

Larry Wood               11/25/98  15,000    $ 3,000 in Cash
2505 Swan Lake
Las Vegas, Nevada 89121

Eleanor L. Nevin         11/25/98   5,000    $ 1,000 in Cash,
2505 Swan Lake
Las Vegas, Nevada 89121

Rick Blackwood           03/03/99   1,750    $   350 in Cash
2630 Blackwood Road
Bozeman, Montana 59715

Jerry Allen              03/05/99   2,500    $   500 in Cash
77-357 Nohealani
Kailua - Kona, Hawaii 96740

William D. Ross          03/03/99   2,500    $   500 in Cash
78-6650 Mamelehoa Hwy.
Holualoa, Hawaii 96725

Linda M. Kelly           03/03/99   2,500    $   500 in Cash
P.O. Box 599
Holualoa, Hawaii 96725

Denny Martin             03/04/99   2,500    $   500 in Cash
1050 E. Brigham Road
Suite 39
St. George, Utah 84790

William S. Waller        03/01/99   5,000    $ 1,000 in Cash
73-4280 Keokeo St.
Kailua - Kona, Hawaii 96740

Name and Address         Date      Shares    Consideration
-------------------      -------   --------- ----------------------
Charles Bush             02/26/99    1,000   $   200 in Cash
4171 West Beryl Avenue
Phoenix, Arizona 85051

Jerry Scarsella          01/07/99    5,000   $ 1,000 in Cash
5977 E. Weaver Circle
Englewood, Colorado 80111

Phil Allen               12/21/98    2,500   $   500 in Cash
1605 Springdale Drive
Clinton, Iowa 52732

James W. Babb            09/08/98   10,000   $ 2,000 in Cash
819 West Kidd Island Rd.
Coeur d'Alene, Idaho 83814

Joseph E. Ausich         12/15/98    5,000   $ 1,000 in Cash
1414 South Main
Moscow, Idaho 83843

Ronald Hasson            12/24/98    2,500   $   500 in Cash
6478 Broadway Avenue
Newark, California 94560

Edward F. Pereira        12/25/98    2,500   $   500 in Cash
5575 Tait Court
Newark, California 94560

Lonnie Wharf             02/02/99    2,500   $   500 in Cash
1706 Summer Hills Court
Post Falls, Idaho 83854

John Hamilton            10/31/98    5,000   $ 1,000 in Cash
4724 S.E. Mason Hill Dr.
Milwaukee, Oregon 97222

Benjamin McNutt          12/23/98    2,500   $   500 in Cash
2814 Hillside Avenue
Concord, California 94520

Marion A. Sherman        12/24/98    2,500   $   500 in Cash
1815 Cornell Drive
Alameda, California 94501

Janine Ragsdale          03/08/99    2,500   $   500 in Cash
3799 Neal Road
Bailey, Colorado 80421

Donald R. Benson         03/09/99    2,500   $   500 in Cash
435 Sea Village Drive
Imperial Beach, California 91932

Name and Address         Date      Shares    Consideration
-------------------      -------   --------- ----------------------
Dawna Dia Patton         03/15/99    2,500   $   500 in Cash
4584 Adams Street
Carlsbad, California 92008

Dennis R. Cintas         03/13/99    2,500   $   500 in Cash
P. 0. Box 2666
Kailua - Kona, Hawaii 96745

     Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

ITEM 27. EXHIBITS.

     The following Exhibits are incorporated herein by reference from the Registrants's Form 10SB Registration Statement filed with the Securities and Exchange Commission, SEC file #000-25875 on April 27, 1999. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.    Document Description
------------   ------------------

10.1           Licensing Agreement for Turbolator
10.2           Licensing Agreement for Pneumatic Hand Tool Exhaust
               Muffler.

     The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K:

Exhibit No.    Document Description
------------   ------------------
1.1            Underwriting Agreement.
1.2            Selected Dealers Agreement.
1.3 *          Unit Purchase Warrant.
1.4 *          Consulting Agreement between the Underwriter and the
               Company.
3.1 *          Articles of Incorporation.
3.2 *          Bylaws.
4.1 *          Specimen Stock Certificate.
4.2 *          Specimen Warrant Certificate.
5.1 *          Opinion of Conrad C. Lysiak.
10.3*          Modification to Licensing Agreement for Turbolator.
10.4*          Modification to Licensing Agreement for Pneumatic Hand
               Tool Exhaust Muffler.
10.5*          Second Modification of Licensing Agreement for Turbolator
10.6*          Second Modification of Licensing Agreement for PHTEM.
10.7*          Consulting and Marketing Agreement with Clarkstone.
10.8*          Purchase Agreement with Apex Industries, Inc.
23.7           Consent of BDO Seidman, LLP.

Exhibit No.    Document Description
------------   ------------------

23.8           Consent of Conrad C. Lysiak, Attorney at Law.
27.3           Financial Data Schedule.
99.1           Escrow Agreement - Conrad C. Lysiak
99.2           Warrant Agreement.
99.3           Escrow Agreement - Castle Securities
99.4*          Employment Agreement of Robert Sterling.
99.5*          Employment Agreement of Robert Teed.
99.6*          Employment Agreement of Matthew Sterling.
99.7*          Lock-up Agreement with Robert Sterling.
99.8*          Lock-up Agreement with Matthew Sterling.
99.9*          Lock-up Agreement with Ronald Allen.
99.10*         Lock-up Agreement with William Sutherland.

*    Previously filed.


ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, of officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     * To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

     * To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     * To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Amendment No. 2 to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington, on this 16th day of November, 2000.

                              EXHAUST TECHNOLOGIES, INC.



                              BY:  /s/ Robert Sterling
                                   Robert Sterling, President


     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert Sterling, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in- fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                Title                    Date


/s/ Robert E. Sterling   President and member     November 16, 2000
Robert E. Sterling       of the Board of Directors


/s/ Ronald L. Allen      Vice President and a     November 16, 2000
Ronald L. Allen          member of the Board of
                         Directors

/s/ William A. Sutherland
William A. Sutherland    Secretary/Treasurer,     November 16, 2000
                         Chief Financial Officer,
                         and a member of the
                         Board of Directors